                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

                                          [_] Confidential, for Use of the
                                              Commission Only (as permitted by
[X] Definitive Proxy Statement                Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            ONEWORLD SYSTEMS, INC.
               (Name of Registrant as specified in its charter)


   (Name of person(s) filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies: N/A

  (2)  Aggregate number of securities to which transaction applies: N/A

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

  (4)  Proposed maximum aggregate value of transaction: N/A

  (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid: N/A

  (2)  Form, Schedule or Registration Statement No.: N/A

  (3)  Filing Party: N/A

  (4)  Date Filed: N/A

                            OneWorld Systems, Inc.
                            1144 East Arques Avenue
                          Sunnyvale, California 94086

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JUNE 22, 1999

TO THE STOCKHOLDERS OF ONEWORLD SYSTEMS, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of OneWorld Systems, Inc., a Delaware corporation (the "Company"), will be held on June 22, 1999 at 3:00 p.m. local time at the Company's headquarters located at 1144 East Arques Avenue, Sunnyvale, California, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

    1. To approve alternative amendments to the Company's Certificate of Incorporation (only one of which will be implemented by the Board of Directors) to effectuate either a one-for-seven, one-for-ten, or one-for-fourteen reverse stock split with respect to all issued and outstanding shares of the Company's Common Stock. Please note that approval of this proposal will trigger automatic conversion of 50% of the outstanding shares of Series A Preferred Stock into Common Stock (which will represent 38% of the outstanding Common Stock after such conversion). For more information see the table on page 5 of the attached Proxy Statement.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Information relating to the reverse stock split, the conversion of Series A Preferred Stock into Common Stock, and their impact on the existing Common Stockholders is set forth in the discussion of Proposal 1 contained in the attached Proxy Statement. The Board of Directors has fixed the close of business on May 20, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. Approval of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and Series A Preferred Stock, voting together as a single class.

                                          By Order of the Board of Directors


                                          /s/ Marc E. Linden
                                          _____________________________________
                                          Marc E. Linden
                                          Secretary

Sunnyvale, California

May 20, 1999

  All stockholders are cordially invited to attend this meeting in person. Whether or not you expect to attend this meeting, please take the time to vote your proxy. YOUR VOTE IS IMPORTANT. Instructions for voting by mail or by other means are contained on the reverse of this letter.

                            YOUR VOTE IS IMPORTANT

  Stockholders of record or "registered stockholders" can vote in one of three ways:

    1) By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

    2) By Televote: You may vote your proxy by using a touch-tone telephone. Dial the toll-free number printed on your proxy card and have your assigned control number at hand for verification.

    3) By Internet: Visit the web site listed on your proxy card to cast your vote via the Internet.

  If your shares are held in "street" name, that is in the custody of a financial institution or other holder of record, your vote is controlled by that institution or holder. Some institutions may offer telephone and/or internet voting in addition to returning the proxy card by mail. Specific instructions are printed directly on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            OneWorld Systems, Inc.
                            1144 East Arques Avenue
                          Sunnyvale, California 94086

                               ----------------

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of OneWorld Systems, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on June 22, 1999, at 3:00 p.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's headquarters located at 1144 East Arques Avenue, Sunnyvale, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 21, 1999 to all stockholders entitled to vote at the Special Meeting.

Stockholders Entitled to Vote

  Stockholders of record at the close of business on May 20, 1999 are entitled to notice of and to vote at the Special Meeting. At the close of business on May 20, 1999, the Company had outstanding and entitled to vote 25,244,293 shares of Common Stock, each of which is entitled to one vote on each matter to be voted upon at the Special Meeting, and 3,100,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") each of which is entitled to ten votes on each matter to be voted upon at the Special Meeting.

Votes Required for Approval

  The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date, May 20, 1999, is necessary to attain a quorum. All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. Broker non-votes are counted toward a quorum. The following votes are required to approve each item of business at the meeting:

  . Amendment of Certificate of Incorporation: Approval of the amendment to the Company's Certificate of Incorporation to effectuate a reverse stock split with respect to all issued and outstanding shares of the Company's Common Stock (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and Series A Preferred Stock, voting together as a single class. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are treated as abstentions, and hence will have the same effect as negative votes.

  . Other Items: A majority of votes cast at the meeting, in person or by proxy, is required for approval of other items of business.

How to Vote Your Shares

  YOUR VOTE IS IMPORTANT. Your shares can be voted at the special meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

  Stockholders of record or "registered stockholders" can vote in one of three ways:

  . By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

  . By Televote: You may vote your proxy by using a touch-tone telephone. Dial the toll-free number printed on your proxy card and have your assigned control number at hand for verification.

  . By Internet: Visit the web site listed on your proxy card to cast your vote via the Internet.

  If your shares are held beneficially in "street" name through a nominee such as a financial institution or other holder of record, your vote may also be cast by telephone and/or internet as well as by mail if your financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock or Series A Preferred Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock or Series A Preferred Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, the Company anticipates engaging a proxy solicitor to assist it in obtaining completed proxies.

Stockholder Proposals

  Proposals of stockholders that were intended to be presented at the 1999 Annual Meeting of Stockholders needed to be received by the Company not later than March 8, 1999 to be included in the proxy statement and proxy relating to that Annual Meeting.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1144 East Arques Avenue, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Dissenters Rights

  There are no dissenters' rights associated with the reverse split contemplated in Proposal 1.

                                  PROPOSAL 1

        APPROVAL OF AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION
                       TO EFFECTUATE REVERSE STOCK SPLIT

  Stockholders are asked to approve three alternative amendments to the Company's Certificate of Incorporation to effectuate a one-for-seven, one-for-ten, or one-for-fourteen reverse split with respect to the Company's Common Stock. If the stockholders approve this Proposal, only one of the proposed amendments will be effected. The Board of Directors will have the discretion to select which of the three stockholder-approved alternative reverse split ratios the Company will effect, if any. The Board of Directors has determined that this action is in the best interest of the Company and its Common Stockholders, as it would trigger the automatic conversion of fifty percent (50%) of the currently outstanding shares of Series A Preferred Stock, and potentially adjust the market value of the Common Stock upward to meet the minimum bid price requirement for listing on the Nasdaq National Market.

Trigger Automatic Conversion of Series A Preferred Stock

  Pursuant to the terms of a Unit Purchase Agreement dated as of March 3, 1999, entered into by and among the Company and certain investors, including, among others, certain affiliates of Integral Capital Partners, L.P., certain affiliates of Hambrecht & Quist LLC, and Kevin Compton, a member of the Board of Directors (collectively, the "Investors"), the Company issued and sold to the Investors an aggregate of 620,000 Units for an aggregate purchase price of approximately $10.1 million (the "Unit Purchase"). Each Unit sold consisted of 13 newly issued and unregistered shares of Common Stock and 5 newly issued and unregistered shares of Series A Preferred Stock. The equivalent price paid per share was $2.679 for the Series A Preferred Stock and $0.22325 for the Common Stock, for an average effective price of $0.25869 per common-equivalent share, which represented a premium of approximately 38% over the closing price of the Company's Common Stock as quoted on the Over The Counter Bulletin Board (the "OTCBB") on the day preceding the sale. Each share of Series A Preferred Stock issued in the Unit Purchase is initially convertible into Common Stock at a ratio of ten shares of Common Stock for each one share of Series A Preferred Stock so converted.

  The terms of the Series A Preferred Stock provide to its holder certain rights not extended to Common Stockholders. Those rights include, among others: (i) the right to receive preferred dividends in an amount equal to $0.2679 (10%) per annum per share, when and if declared by the Board of Directors, accruing from the date of issuance of the Series A Preferred Stock;
(ii) liquidation distribution preferences and rights of redemption; (iii) voting rights on a "as converted basis" on all matters submitted to the holders of Common Stock; and (iv) the right to convert to Common Stock at any time. Furthermore, the Series A Preferred Stock is fully participating.

  Upon the occurrence of certain events, portions of the Series A Preferred Stock automatically convert into Common Stock, relinquishing all preferred rights on the converted shares. Specifically, at such time as a sufficient number of shares of Common Stock are authorized and available for issuance to permit the conversion of all outstanding shares of Series A Preferred Stock, fifty percent (50%) of such outstanding share of Series A Preferred Stock will automatically convert into shares of Common Stock at the then applicable conversion rate. One-fourth of the remaining fifty percent (50%) of the currently outstanding Series A Preferred Stock will convert into Common Stock on the first date when the per share closing price of the Company's Common Stock reaches each of the following milestone price: $0.77607, $1.03476, $1.29345, and $1.55214 per share, respectively. Each automatic conversion milestone price will be proportionally adjusted in the event of any reverse split, forward split, recapitalization or other similar change in the Company's Common Stock. The conversion of the Series A Preferred shares will result in an increase in the number of shares of Common Stock outstanding as set forth in the table below. The conversion will not be financially dilutive to current Common Stockholders, as the Series A Preferred Stock is already fully participating. In most instances, the conversion will not be dilutive to the voting power of current Common Stockholders as the Series A Preferred already has full voting rights on an as-converted basis with respect to most matters to be voted upon by the holders of the

Common Stock. Only on matters which specifically require a separate class vote of Common Stockholders (for example, in the case of amendments to the Company's Certificate of Incorporation for the purpose of (i) increasing or decreasing the number of authorized shares of Common Stock, (ii) increasing or decreasing the par value per share of the Common Stock, or (iii) altering or changing the powers, preferences or special rights of the Common Stock so as to affect such stock adversely) would the conversion of the Series A Preferred be dilutive to the voting power of current Common Stockholders.

  Currently there are not sufficient authorized shares to trigger such a fifty percent (50%) conversion. After the Company's issuance and sale of an aggregate of 8,060,000 shares of Common Stock and an aggregate of 3,100,000 shares of Series A Preferred Stock to the Investors pursuant to the Unit Purchase, the Company had outstanding an aggregate of 25,244,293 shares of Common Stock and 3,100,000 shares of Series A Preferred Stock. The Series A Preferred Stock is convertible into an aggregate of 31,000,000 shares of Common Stock. Thus, for all outstanding shares of the Series A Preferred Stock to convert, a total of at least 56,244,293 shares of authorized Common Stock would be required. This number of shares exceeds the Company's currently authorized capital of 30,000,000 shares of Common Stock.

  Stockholder approval of this proposal will authorize the Board of Directors to effectuate either a one-for-seven, one-for-ten, or one-for-fourteen reverse stock split, any of which will result in a reduction of the number of outstanding shares of Common Stock sufficient to allow for conversion of all of the outstanding Series A Preferred Stock, and thus trigger the conversion of 50% of the outstanding Series A Preferred Stock.

Minimum Bid Price Requirement

  On February 24, 1999, the Common Stock was delisted from the Nasdaq National Market(TM), in part due to failure to maintain a minimum bid price of one dollar per share. Since that date, the Common Stock has been trading on the OTCBB.

  In June 1998, the Common Stock began trading below the minimum one dollar bid price required to maintain listing on the Nasdaq National Market(TM). In December 1998, the Company presented Nasdaq with a compliance plan to address this and other deficiencies. The compliance plan consisted of (i) obtaining additional capital, which was completed in March 1999, and (ii) a reverse split of the Common Stock, designed to facilitate meeting the one dollar minimum bid price requirement.

  Should a reverse split result in the Common Stock trading above the one dollar minimum bid price, the Company would once again be in compliance with the maintenance criteria for continued listing on the Nasdaq National Market(TM). Although there can be no assurance of relisting, this could make the Company eligible for relisting on the Nasdaq National Market(TM) under an appeals procedure.

  While there can be no assurance that a reverse split will result in the Common Stock trading above the one dollar minimum bid price for any given period of time, or that the Company can successfully appeal the delisting, the Company believes that it is desirable to attempt to be relisted on the Nasdaq National Market(TM).

  Continued trading on the OTCBB could result in lower average trading volumes of the Common Stock, which in turn could lead to an increase in stock price volatility. Additionally, because of the delisting, the Company is no longer eligible to use the convenient Form S-3 registration statement when registering its securities with the Securities and Exchange Commission ("SEC") and hence, must now utilize the more expensive and less convenient Form S-1 registration statement in connection with such registrations. By reestablishing its Form S-3 eligibility, the Company will not be burdened with the substantial additional cost associated with the use of Form S-1.

  There can be no assurance, however, that a reverse split will enable the Common Stock to maintain the minimum bid price required for listing on the Nasdaq National Market or that Nasdaq will relist the Common Stock on the Nasdaq National Market should the trading price of the Common Stock be maintained at or above the minimum bid price.

Impact of a Reverse Split

  If the stockholders approve this Proposal and the Board of Directors elects to effectuate the reverse stock split, the Board of Directors will have the discretion to implement any one of the three stockholder-approved alternative reverse split ratios.

  Any such reverse split would not reduce the number of currently authorized shares from 30,000,000; however, all outstanding options and share reserves under the Company's stock option plans would be appropriately adjusted to reflect the change in outstanding shares. Likewise, all stock warrants outstanding would be adjusted in the same manner to reflect the reverse split. Each outstanding share of Series A Preferred Stock is convertible to Common Stock, currently at a ratio of 10 shares of Common Stock for each share of Series A Preferred Stock so converted. This conversion ratio will also be adjusted downward proportionately to reflect the proposed reverse stock split (e.g., in the event of a 1-for-10 reverse split with respect to the Common Stock, rather than being convertible for 10 shares of Common Stock, each share of Series A Preferred Stock will thereafter be convertible into only 1 share of Common Stock).

  By approving this proposal, the stockholders are authorizing the Board of Directors to use its discretion to select one of the three stockholder-approved ratios set forth in the table below. The Company views the desirable range of outstanding shares subsequent to the reverse stock split before any conversion of Series A Preferred Stock, to be within a range of 3.6 million to
1.8 million shares. Factors that will affect the Board of Directors' choice among the three alternative reverse splits to be approved by the stockholders (and the choice as to whether or not to implement the reverse split) include: overall stock market and price per share trends of the Common Stock, business developments, and actual and projected earnings.

  The following chart illustrates the likely approximate number of shares outstanding if this proposal is approved (based on approximately 25,244,293 shares of Common Stock outstanding on the Record Date):

                                       Approximate # of Outstanding Shares
                            ---------------------------------------------------------
                            Before Conversion   After Conversion   After Conversion
                            of 50% of Series A of 50% of Series A of 100% of Series A
     Ratio                      Preferred          Preferred           Preferred
     -----                  ------------------ ------------------ -------------------
     Current (1:1).........     25,244,293         40,744,293         56,244,293
     1:7...................      3,606,328          5,820,613          8,034,899
     1:10..................      2,524,429          4,074,429          5,624,429
     1:14..................      1,803,164          2,910,307          4,017,450

  No fractional shares will be issued. Instead, all fractional shares will be rounded down (but not below one share) and the Company will pay the affected stockholder the fair market value of such fractional share, as reasonably determined by the Board of Directors.

  The selected reverse stock split will be effected through an amendment to the Company's Certificate of Incorporation. Specifically, a new Paragraph C, or other appropriate language satisfactory to the Delaware Secretary of State, will be added to Article IV of the Company's Certificate of Incorporation. The new Paragraph C will be selected from the following:

 One-for-seven Reverse Stock Split

    C. All outstanding shares of Common Stock of this corporation on (the effective date) are divided by seven (7) and any fractional shares resulting from such division will be cancelled and each stockholder will receive an amount of cash equal to the fair market value of the Common Stock on the effective date of the reverse stock split. The fair market value of a share of Common Stock shall be a number reasonably determined by the Board of Directors, which may be expressed in a formulary fashion, e.g., the average closing price for a share on the OTC Bulletin Board for the ten trading days following the Bulletin Board's implementation of the reverse stock split.

 One-for-ten Reverse Stock Split

    C. All outstanding shares of Common Stock of this corporation on (the effective date) are divided by ten (10) and any fractional shares resulting from such division will be cancelled and each stockholder will receive an amount of cash equal to the fair market value of the Common Stock on the effective date of the reverse stock split. The fair market value of a share of Common Stock shall be a number reasonably determined by the Board of Directors, which may be expressed in a formulary fashion, e.g., the average closing price for a share on the OTC Bulletin Board for the ten trading days following the Bulletin Board's implementation of the reverse stock split.

 One-for-fourteen Reverse Stock Split

    C. All outstanding shares of Common Stock of this corporation on (the effective date) are divided by fourteen (14) and any fractional shares resulting from such division will be cancelled and each stockholder will receive an amount of cash equal to the fair market value of the Common Stock on the effective date of the reverse stock split. The fair market value of a share of Common Stock shall be a number reasonably determined by the Board of Directors, which may be expressed in a formulary fashion, e.g., the average closing price for a share on the OTC Bulletin Board for the ten trading days following the Bulletin Board's implementation of the reverse stock split.

  The effective date of the reverse split will be the date on which Delaware's Secretary of State approves such amendment to the Certificate of Incorporation.

Tax Consequences

  The Company does not expect any significant adverse federal income tax consequences to be associated with the reverse split. For example, the transaction should be treated as a reorganization under
Section 368(a)(1)(E)(5) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this proxy statement. For example, a stockholder's basis in the shares will be the same (i.e., no gain or loss recognized) and any applicable holding period will continue. Where the Company purchases fractional or other shares of stockholders, such transaction will have the typical federal income tax consequences associated with the purchase and sale of stock by an issuer.

Exchange of Certificates

  Assuming that the stockholders approve the reverse split and that the Board of Directors elects to implement this proposal, stockholders will be required to exchange their old certificates for new certificates in the appropriate denominations. This exchange will be handled by the Company's transfer agent. Stockholders will not be required to pay a fee for such services, rather such expenses will be borne by the Company.

  As soon as practicable after the effective date of the reverse split, transmittal forms will be mailed to each holder of record of certificates representing shares of Common Stock. Stockholders of record will use this transmittal form to surrender and exchange their current certificates for new certificates representing the post-split number of shares of Common Stock to which the stockholder is entitled. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon the receipt of such transmittal form, each stockholder of record should promptly surrender any certificates representing the shares of Common Stock owned by such stockholder prior to the reverse stock split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive one or more new certificates representing the whole number of shares of Common Stock that such stockholder holds as a result of the reverse stock split.

  Stockholders whose shares are held beneficially in "street" name through a nominee such as a financial institution or other holder of record will not be required to take any action with respect to the exchange of certificates. The nominee holder will physically exchange such certificates on your behalf.

  STOCKHOLDERS SHOULD NOT SUBMIT CERTIFICATES UNTIL REQUESTED TO DO SO IN WRITING BY THE COMPANY'S TRANSFER AGENT.

  After the effective date, each certificate representing shares of Common Stock outstanding prior to the effective date (an "old certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted by the reverse stock split.

  The non-interested members of the Board of Directors have unanimously determined that the proposed amendment to Company's Certificate of Incorporation to effectuate a reverse stock split is in the best interests of the Company and its stockholders, and strongly recommends a vote in favor of the amendment. Kevin Compton, a member of the Company's Board of Directors and partner at Kleiner Perkins Caufield & Byers, also invested in the Unit Purchase. Eugene Eidenberg, a member of the Company's Board of Directors, is an advisory director of Hambrecht & Quist Venture Capital, an affiliate of Hambrecht & Quist LLC. Messrs. Compton and Eidenberg did not participate in voting on Proposal 1 due to their ownership interest in and affiliation with an owner of the Series A Preferred Stock, respectively.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 5, 1999, with respect to: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the four highest paid executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                                                     Common Stock After
                                 Series A                                           Conversion of 100% of
                              Preferred Stock          Common Stock       Percent    Series A Preferred
                          ----------------------- -----------------------    of    -----------------------
                             Shares                  Shares                Total      Shares
                          Beneficially Percent of Beneficially Percent of  Voting  Beneficially Percent of
Beneficial Owner(1)         Owned(1)    Class(2)    Owned(1)    Class(3)  Power(4)  Owned (1)   Class (4)
-------------------       ------------ ---------- ------------ ---------- -------- ------------ ----------
Directors and Executive
 Officers
 Kevin R. Compton(5)....     310,000      10.0%      810,459       3.2%      7.0%    3,910,459      7.0%
 Eugene Eidenberg.......         --        --            --        --        --            --       --
 Kenneth Goldman........         --        --          4,000         *         *         4,000        *
 Leonard Lehmann(6).....         --        --        507,985       2.0%      2.0%      507,985      2.0%
 Marc E. Linden.........         --        --          1,976         *         *         1,976        *
 Charles Oppenheimer....         --        --            --        --        --            --       --
 Marsha Raulston........         --        --            --        --        --            --       --
 Neil Selvin(7).........         --        --        452,666       1.8%      1.8%      452,666      1.8%
 Directors and officers
  as a group
  (8 persons)(8)........     310,000      10.0%    1,777,086       7.0%      8.6%    4,877,086      8.6%
Certain Beneficial
 Owners
 Hambrecht & Quist
  LLC(9)................   1,341,905      43.3%    3,488,953      13.8%     30.1%   16,908,003     30.1%
 One Bush Street
 San Francisco, CA 94104
 Integral Capital
  Partners(10)..........   1,395,000      45.0%    3,627,000      14.4%     31.3%   17,577,000     31.3%
 2750 Sand Hill Road
 Menlo Park, CA 94025

--------
   * Less than 1%.

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Common Stock subject to options that are currently exercisable or are exercisable within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of any other person.

 (2) Percentage of Beneficial Ownership is based on 3,100,000 shares of Series A Preferred Stock outstanding as of April 5, 1999.

 (3) Percentage of Beneficial Ownership is based on 25,244,293 shares of Common Stock outstanding as of April 5, 1999.

 (4) Percentage of Total Voting Power and Percent of Class of Common Stock as if 100% of the Series A Preferred Stock had been converted is based on 56,244,293 voting shares, consisting of 25,244,293 Common shares each entitled to one vote and 3,100,000 Series A Preferred Shares each entitled to ten votes.

 (5) Mr. Compton's beneficial ownership includes 806,000 shares of Common Stock and 310,000 shares of Series A Preferred Stock, convertible into 3,100,000 shares of Common Stock, held by the Compton Family Trust, April 19, 1996.

 (6) Includes 507,985 shares held by the Lehmann family trusts.

 (7) Includes 143,294 shares subject to stock options exercisable within 60 days of April 5, 1999.

 (8) Includes 1,633,792 shares held by officers and directors or entities affiliated with officers and directors of the Company and 143,294 shares subject to stock options held by officers and directors, exercisable within 60 days of April 5, 1999.

 (9) Based on Schedule 13D filed by Hambrecht & Quist LLC with the Securities and Exchange Commission, dated March 12, 1999.

(10) Based on Schedule 13D filed by Integral Capital Partners with the Securities and Exchange Commission, dated March 11, 1999.

                               ANNEXED DOCUMENTS

  To aid the stockholders in their review of information contained herein before voting upon the matters to be decided at the Special Meeting, the Company has attached the following documents as Annexes to this proxy statement:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, attached hereto as Annex A;

    2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998, attached hereto as Annex B;

    3. The Company's Current Report on Form 8-K filed on March 11, 1999 attached hereto as Annex C.

                             CERTAIN TRANSACTIONS

  In March 1999 the Company completed a $10.1 million private placement of its equity securities with certain affiliates of Integral Capital Partners L.P., a technology investment firm based in Menlo Park, California, Hambrecht & Quist LLC, an investor and underwriter for technology growth companies. Kevin Compton, a member of the Company's Board of Directors and partner at Kleiner Perkins Caufield & Byers, also invested in the Unit Purchase. Eugene Eidenberg, a member of the Company's Board of Directors, is an advisory director of Hambrecht & Quist Venture Capital, an affiliate of Hambrecht & Quist LLC. Messrs. Compton and Eidenberg did not participate in voting on Proposal 1 due to their ownership interest in and affiliation with an owner of the Series A Preferred Stock, respectively.

  Pursuant to the Unit Purchase, the Company sold 620,000 Units at a cost of approximately $16.30 per Unit. Each Unit consisted of 13 shares of newly issued and unregistered Common Stock, and 5 shares of newly issued and unregistered Series A Preferred Stock. Each share of Series A Preferred Stock is initially convertible into 10 shares of the Company's Common Stock. The conversion ratio is subject to adjustment upon the shareholders' approval of and the Board of Directors' implementation of Proposal 1.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Marc E. Linden
                                          _____________________________________
                                          Marc E. Linden
                                          Secretary

May 20, 1999

                             AVAILABLE INFORMATION

  The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company's Common Stock is quoted on the Over The Counter Bulletin Board (OTCBB).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the SEC by the Company (File No. 0-23260) pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998; and

    2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1998, September 30, 1998, and December 31, 1998; and

    3. The Company's Current Report on Form 8-K filed on March 11, 1999.

  All documents and reports subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement prior to the date of the Special Meeting of the Company's Stockholders shall be deemed to be incorporated by reference in this Proxy Statement and to be part hereof from the dates of filing of such documents and reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS AND SCHEDULES TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS AND SCHEDULES ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE ALSO AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, FROM ONEWORLD SYSTEMS, INC., 1144 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA 94086, ATTENTION: INVESTOR RELATIONS.

                                                                        ANNEX A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ----------------

                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934


[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                   for the fiscal year ended March 31, 1998

                       Commission File Number 000-23260

                               ----------------

                            OneWorld Systems, Inc.
            (Exact name of registrant as specified in its charter)

                       State of Incorporation: Delaware

                     IRS identification number: 94-3095680

                            1144 East Arques Avenue
                           Sunnyvale, CA 94086-4602
                                (408) 523-1000
  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Securities registered pursuant to Section 12(b) of the Act:

                                     None

          Securities registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.001 Par Value

  Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The approximate aggregate market value of the Common Stock held by non-affiliates of the Registrant, based upon the closing price of the Common Stock reported on the National Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) National Market was $11,740,350 as of June 25, 1998. (1)

  The number of shares of Common Stock outstanding as of June 25, 1998 was 17,162,912

                      DOCUMENTS INCORPORATED BY REFERENCE

  Portions of the definitive Proxy Statement dated on or about July 6, 1998 to be delivered to shareholders in connection with the Annual Meeting of Shareholders to be held August 20, 1998 are incorporated by reference into
Part III. (1)Excludes 827,792 shares of Common Stock held by directors, officers and affiliates as of June 25, 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             OneWorld Systems, Inc.
                           Annual Report On Form 10-K
                       For The Year Ended March 31, 1998

                                     INDEX

                                                                           Page
                                                                           ----
 PART I

    ITEM 1.  Business...................................................     1

    ITEM 2.  Properties.................................................    10

    ITEM 3.  Legal Proceedings..........................................    10

    ITEM 4.  Submission of Matters to a Vote of Security Holders........    10

 PART II

    ITEM 5.  Market for Registrant's Common Equity and Related
             Stockholder Matters........................................    11

    ITEM 6.  Selected Consolidated Financial Data.......................    12

    ITEM 7.  Management's Discussion and Analysis of Financial Condition
              and Results of Operations.................................    13

    ITEM 8   Financial Statements and Supplementary Data................    20

 PART III

    ITEM 10. Directors and Executive Officers of the Company. ..........    39

    ITEM 11. Executive Compensation. ...................................    39

             Security Ownership of Certain Beneficial Owners and
    ITEM 12. Management. ...............................................    39

    ITEM 13. Certain Relationships and Related Transactions. ...........    39

 PART IV

    ITEM 14. Exhibits, Financial Statement Schedule, and Reports on Form
             8-K. ......................................................    40

                                                                            A-3
                                    PART I

ITEM 1. Business

  The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended March 31, 1998. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of risks identified and the other cautionary disclosures set forth below and elsewhere in this report.

  OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in June 1989 as "Global Village Communication, Inc." and incorporated in Delaware), develops and manufactures products that enhance and simplify wide area data communications for the small and medium size office market. The Company's recently introduced OneWorld 5000 communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access, and fax capabilities.

  On March 31, 1998 the Company, then Global Village Communication, Inc., announced an agreement (the "Agreement") to sell substantially all of the Company's assets related to the Company's single user modem product offerings including accounts receivable, inventory, property and equipment, intellectual property, and other production and research and development assets (the "Modem Business") to Boca Research, Inc. ("Boca") and unveiled this new corporate strategy focusing on wide-area data communications for the small and medium size office market. The transaction was closed June 18, 1998, and the Company's name changed to OneWorld Systems, Inc. at that time.

 Historical Modem Business

  During the fiscal year ended March 31, 1998, the Company was actively engaged in the Modem Business, where it was a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems. The Company's products enabled mobile, home office and networked computer users in small to medium sized organizations to access the Internet and information services, connect to a remote organization's internal network, view personalized Internet content and communicate efficiently with colleagues, customers and suppliers.

  Unit sales volumes and market share of Macintosh compatible computers have continued to decline over the past year. As a result, during fiscal 1998 the Company's revenues and gross margin from its products for the Apple Macintosh family of computers declined. In an attempt to offset this decline, the Company introduced a number of personal-use products compatible with personal computers utilizing the Windows operating system ("Windows"), including the industry's first 56 Kbps modem/ethernet PC Card (PCMCIA). However, the Company was unable to gain sufficient market share in the Windows arena to offset the revenue decline from its Macintosh products as price cutting, slower than anticipated market acceptance of the 56 Kbps technologies, and the inability to fully fund sales and marketing initiatives limited revenue from these Windows products.

  Throughout this period the 56 Kbps technology standard was in a state of uncertainty, consumers were faced with a choice among multiple non-interoperable implementations. Though the Company introduced versions of its 56 Kbps modem products that were software upgradeable to the pending ITU standard at no cost to the end-user, this was insufficient to fully overcome the confusion in the marketplace. In addition, the Company's financial condition constrained its ability to increase, or fully fund, its sales and marketing activities in support of its new 56 Kbps products. As a result, sales of the Company's new 56 Kbps products were below expectations.

  During fiscal 1998, a substantial majority of the Company's revenue continued to be attributable to sales of its Apple Macintosh compatible modem products. Continued dependence on the declining Apple market,

A-4
combined with the delay in purchases of 56 Kbps modems resulting from confusion over the lack of an industry standard and the Company's inability to significantly increase its market share of Windows compatible modem products placed several financial constraints on the Company that adversely affected its ability to remain competitive as a stand-alone modem company.

  Price decreases during the year caused gross margins to decline. For example, gross margins in the fourth fiscal quarter of 1997 were 39.4%; by the third quarter of fiscal 1998, gross margins had declined to 29.8%. The Company believed that continued price pressure in the industry, coupled with lower manufacturing volumes when compared to the Company's competitors, would continue to cause gross margins from the Company's modem products to decline over time.

  Efforts to increase sales of Windows-compatible modems required significant cash expenditures, both on inventory, and on marketing and sales programs. The Company was only able to fund these cash expenditures by selling certain assets, including the sale of the assets of its subsidiary, Global Village Communication, Ltd., to Mitel (completed in fiscal 1997), the sale of its investment in GlobalCenter, Inc., and the sale of its investment in AirMedia, Inc. Despite these dispositions, however, the Company's cash balance declined from $9.7 million at the end of fiscal 1997 to $5.6 million at the end of the third quarter of fiscal 1998. At that time, the Company did not have any material, non-strategic assets that it could sell to continue operating the business.

  Given its deteriorating financial condition, the status of the modem industry, and the continued dependence on the Macintosh market, the Company determined that remaining an independent modem company was not financially viable, would require significant infusions of cash with no assurance of a return to profitability, and that funding the modem business and the development and launch of the Company's OneWorld 5000 communications servers were not simultaneously achievable. This ultimately led to the announcement on March 31, 1998 that the Company would sell its Modem Business to Boca.

  As a result of the sale to Boca, which was closed June 18, 1998, the Company will no longer sell its individual use modems or other individual use communications systems. More specifically, the sale to Boca includes the Company's Teleport modems for Windows desktop computers, Teleport modems for Macintosh desktop computers, PC Card modems for Windows notebook computers, PC Card and PowerPort modems for Macintosh Powerbook notebook computers, product sold to Apple on an OEM basis, and OEM versions of Faxworks. These products represented substantially all of the Company's revenue in fiscal 1998.

 New Focus on Communications Servers

  In the future, the Company will focus on its new family of communications server products aimed at the small and medium size market, which will combine Internet access, routing, remote access, fax server and shared modem capabilities in a single, easy-to-use product. These products, the OneWorld Systems 5000 family of communication servers, were launched on June 8, 1998, and are expected to ship in July. The Company's primary source of revenue in the future will be from the OneWorld 5000 product line. Revenue from these products is dependent on the successful completion of the development of the product line. However, the Company may have difficulty completing development, or resolving any other issues that may arise, in a timely manner, which could delay the planned launch of the new OneWorld Systems communications server product line. Commercial acceptance of these products is dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards, performance of the Company's VARs, distributors and suppliers and announcements by the Company's competitors. Many of the Company's future competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. OneWorld 5000 products will have a significantly higher selling price than many of the Company's past products and will require the Company to expand its VAR channel. There can be no assurance that the Company will be successful in establishing an effective distribution channel for its new products. There can be

                                                                            A-5
no assurance that the Company's newly released products will be accepted by the marketplace. If the Company's sales of its new products are below its expectations, the Company's business, financial condition and results of operations will be materially adversely affected.

  With the reliance on revenue from future products and the Company's projected expense levels, the Company does not expect to be profitable in the short-term. In addition, the Company may face pricing pressure, which could lead to reductions in the average sales prices for the Company's products and could have a material adverse effect on gross margins. There is no assurance that the Company will ever achieve profitability.

  Though the Company continually seeks to further enhance its product offerings and to develop new products, there can be no assurance that these development efforts will result in enhanced or new products being introduced on a timely basis, or that any such product enhancements or new products will achieve market acceptance. In addition, the announcement by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. While the Company writes off inventory that it considers to be excessive or obsolete, there can by no assurance that the Company's recorded allowances for such write-offs and returns will be adequate, and a material increase in such write-offs and returns over Company expectations would have a material adverse effect on the Company's results of operations.

Technology and Products

  During fiscal 1998, the Company produced modems, telecommunications servers, and proprietary communications software for two customer groups of the communications marketplace: individual users and network users. The Company's individual-use system products included TelePort modems for Macintosh and Windows desktop computer users, PowerPort modems for Macintosh PowerBook computer users and PC Card (PCMCIA) modems for Macintosh PowerBook and Windows notebook users. On June 18, 1998, the Company sold all of these individual use system products to Boca. The Company no longer sells any of these products.

  The Company's line of network products includes the recently introduced OneWorld 5000 communications server family as well as FaxWorks NT and FaxWorks Pro LAN software providing fax services to office workgroups utilizing Windows NT, Windows 3.1, and OS/2 operating systems. The OneWorld series of communications server systems for Macintosh provides shared fax, dial-out modem, and remote network access capabilities to small workgroups.

  The Company's core software technologies, FaxWorks communications software for Windows, OS/2 and DOS operating systems, GlobalFax communications software for Macintosh systems, and embedded software underlying the Company's server systems, provide a consistent, user-friendly interface across individual and network product lines. For Windows, the Company also provides integrated communication software to original equipment manufacturers (OEMs). Certain rights to OEM versions of FaxWorks and to GlobalFax were transferred to Boca on June 18, 1998. The Company retains the right to utilize these software products (and associated trademarks) in conjunction with the Company's network products, royalty free.

Network Servers For Multiple Users

  The OneWorld line of network products includes the recently announced OneWorld 5000 family of communications servers which are specifically designed for the small and medium size office. Leveraging the Company's heritage and experience, the OneWorld 5000 family integrates hardware, server software and client software elements into a complete hardware/software solution. These communications servers will provide versatile, easy-to-use, cost-effective and expandable solutions that will meet a small office's growing communications needs and modest budget.

A-6
  The OneWorld Systems family of communications servers will provide the major data communications functions required by small businesses, including sending and receiving faxes; Internet access and routing so that the entire office has access to the Internet (not just one PC in the office); modem pooling so that the entire office can share modems and access on-line services from any desk at anytime; and remote access so that employees can dial into the office network from home or on the road. In addition, the OneWorld 5000 family of communications servers will be among the first to offer all these capabilities simultaneously to both Windows and Macintosh users.

  These products are designed to be simple for the small office to administer and manage. A Wizard, software designed to simplify installation and configuration, is being developed to guide the small office manager through the process of setting up all the communications functions. A single graphical administration program will allow the network administrator to easily manage the various communications functions and user profiles from any PC on the network. In addition, client software is based on the Company's award-winning software, including GlobalFax and FaxWorks, known to many users for their ease-of-use.

  To address the budgetary concerns of the small office, the OneWorld Systems products will enable offices to purchase a suite of data communications functions in one multi-function product for a fraction of the price of a collection of single-function products.

  Phone line allocation will be handled by "Dynamic Port Allocation," a proprietary technology developed by the Company so that every telephone port is available for every function and can be assigned by the server on demand, and on the fly, with no user or network administrator intervention required. For example, employees can fax by day, and use remote access by night, taking full advantage of the phone lines installed. In contrast to a collection of single function servers, each with their own dedicated phone lines, the result is the need for fewer phone lines and reduced monthly telecommunications costs, one of the largest expenses for small and medium sized businesses.

  Future growth and expansion has been designed into the OneWorld 5000 communications servers. Additional ports can be added as a small office grows. Functionality can be added as offices need it without the extra expense of a new, separate product. As a small office grows, new communications capabilities can be added, which could include ISDN, frame relay, T1 or DSL, for example. New functions such as firewalls and support for Virtual Private Networks (VPNs), and other new capabilities will be available in the future. Multiple OneWorld 5000 communications servers can be added to different departments or banded together for higher capacity. OneWorld 5000 communications servers can be expanded as needed, thereby protecting the investment of the small business.

  For small and medium-sized organizations, the Company also offers FaxWorks Pro LAN and FaxWorks Server NT, fax server software for use in Windows, OS/2, and Windows NT environments. FaxWorks integrates advanced fax software features into a single user interface, allowing users to send and receive faxes directly from their computer on the network.

  The Company's existing OneWorld 100 communications servers for Macintosh provide complete, easy-to-use communication solutions for Macintosh network based workgroups. The OneWorld Combo server features fax, remote access, and network modem capabilities, giving each user on a Macintosh network the ability to send and receive faxes and dial out to on-line services or bulletin board systems. OneWorld Combo is also a complete Apple Remote Access 1.0/2.0 server that allows offsite Macintosh users to connect to their company network from virtually any location. OneWorld Fax includes both fax and network modem capabilities, and OneWorld Network Modem provides network modem capabilities. All servers can be upgraded to add additional capabilities.

  The following table shows the Company's major network products:

Network Servers for Multiple Users

  OneWorld 5000 Family of Communications Servers (announced)

     OneWorld 5000 Remote Access Server
       (Remote access, Internet routing and network modem with four 56
        Kbps modems)

     OneWorld 5000 Fax Server
       (Network fax server and network modem with four 56 Kbps modems)

     OneWorld 5000 Suite Server
       (all capabilities of the Remote Access and Fax Servers with four 56
        Kbps modems)

  Integrated Communications Software

     FaxWorks Pro LAN for Windows
     FaxWorks Pro for OS/2
     FaxWorks Pro LAN for OS/2

  OneWorld 100 Communications Servers for Macintosh

     OneWorld Network Modem
       (network modem server for Ethernet and LocalTalk networks)

     OneWorld Fax
       (network fax modem server for Ethernet and LocalTalk networks)

     OneWorld Combo
       (network modem, fax, and ARA 1.0/2.0 server for Ethernet and LocalTalk networks)

Sales and Marketing

  Sales. Consistent with modem industry practice, the Company distributed its modem products through a worldwide system of distributors, dealers, system integrators, OEMs and mail order houses. The Company's two largest customers accounted for approximately 28% and 18%, respectively, of the Company's net revenue in fiscal 1998. The Company's largest customer accounted for approximately 21% of net revenue in fiscal 1997.

  International sales represented approximately 15%, 15%, and 19% of the Company's net revenue in fiscal 1998, 1997, and 1996, respectively. In addition to domestic sales, the Company will initially sell its new server products in Canada, and may in the future sell these products in additional countries.

  Risks inherent in the Company's future international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States.

  The Company intends to ship products within a short period after receipt of an order. Consequently, the Company does not believe that it will have a material backlog of unfilled orders, and revenues in any quarter will be substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a

A-8
timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse effect on the Company's results of operations. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

  The Company will distribute its new OneWorld 5000 communications servers through national and regional value added resellers (VARs) and corporate resellers, particularly those with a focus on serving the small and medium size office market. The Company intends to increase the number of VARs by launching VAR recruiting, training and support programs. There can be no assurance that the Company will be successful in attracting existing or new VARs to distribute these products, or that the VAR channel will be a successful one for the OneWorld 5000 product family. Failure to attract these VARs or their inability to sell the products would cause sales of such products to be below Company expectations, and the Company's business, financial condition and results of operations would be materially adversely affected.

  The Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has in the past and intends on continuing to reserve for inventory that it considers to be excess or obsolete, there can be no assurance that the Company will record allowances for such write-offs and returns that are adequate, and a material increase in such write-offs and returns over historical rates could have a material adverse effect on the Company's results of operations.

  Marketing. The Company complements its sales activities with a range of public relations and advertising programs designed to stimulate customer demand. The Company believes that reviews and comments by influential trade press, business press, market analysts and user group leaders have a pronounced impact on demand for the Company's products. The Company conducts regular product strategy briefings and new product previews. Historically, the Company has enjoyed strong support from the trade press and has received numerous awards for its products.

  The Company provides a one-year or three-year warranty on its server products, which provide for the repair or replacement of products determined to be defective. Therefore, the Company is exposed to the risk of product returns from distributors, direct resellers and end-user customers. As part of the sale of the Modem Business, Boca assumed all future warranty liability for products (both installed and to be shipped in the future) it purchased from the Company.

Competition

  The market for the Company's products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. A number of competitors, including Cisco Systems, Shiva, 3Com, and Castelle, among others, offer products that compete with one or more of the Company's communications server products. Other companies in the personal computer industry, such as modem vendors, remote access server vendors, communication software vendors, fax machine manufacturers and personal computer manufacturers, could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of the Company's future products.

  Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the market for the Company's server products is characterized by significant price competition, and the Company expects that it will face increasing pricing pressures from its current competitors. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to further reduce its prices.

                                                                            A-9
Any material reduction in the price of the Company's products could negatively affect gross profit as a percentage of net revenue and could require the Company to increase unit sales in order to maintain net revenue. There can be no assurance, however, that the Company would be able to increase its unit sales or make up for a short fall. Any failure to increase unit sales or make up for a short fall in net revenue would have a material adverse effect on the Company's financial condition and results of operations.

  The Company's OneWorld fax server products compete primarily with dedicated fax servers, stand-alone fax machines, electronic mail, centralized fax systems produced by independent manufacturers such as Castelle, 4Sight, Cypress, and STF, as well as printer vendors, including Apple and NEC, which offer fax capabilities with some of their products. The Company's OneWorld Remote Access, Suite, Network Modem and Combo servers compete with the same products in the fax server category, as well as with remote access server router and modem pool products produced by competitors such as Cisco Systems, Shiva, 3COM, and others.

Proprietary Rights

  The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending. The Company seeks to protect its hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company seeks to protect its brand names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

  The Company believes that, due to the rapid pace of innovation within the communications software industry, the Company's success in establishing and maintaining a technological leadership position is likely to depend more upon the technological and creative skills of its personnel, continued innovation, its marketing skills and customer support than on the various legal means of protecting its existing technology.

  The Company is aware of products in addition to its own that are marketed under the trademark "OneWorld". There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, the Company could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of the Company's products. In any event, even if the Company were successful in any such litigation, the legal and other costs associated with such litigation could be substantial. As is customary in the Company's industry, the Company from time to time receives communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation. The Company anticipates that the duration of its trademarks will be perpetual.

Research and Development

  The Company's research and development efforts are primarily focused on software development, hardware development, and systems integration. The Company's expenditures for research and development were $9.7 million, $12.0 million and $14.6 million for the fiscal years ended March 31, 1998, 1997 and 1996, respectively. Customer-sponsored research and development was immaterial during these periods.

  The Company believes that its future success will depend on its ability to enhance its current products, develop new products on a timely and cost-effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, the Company must adapt its products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and wireless communication. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences or any significant delay in product development or introduction would have a material adverse effect on the Company's results of operations. Due in part to the factors described above, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. In addition, products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

Manufacturing and Suppliers

  Historically, the Company purchased fully manufactured and tested units from a "turnkey" manufacturing subcontractor. The Company will continue to utilize this manufacturing strategy for its new family of OneWorld 5000 communications servers. The Company believes that there are a number of alternative contract manufacturers that could produce the Company's products. However, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, the Company is highly dependent, on a short-term basis, on its continued relationship with its "turnkey" manufacturing subcontractor and any reduction, interruption, or termination of this relationship could have a material adverse effect on the operating results of the Company. Components and manufacturing services from the Company's suppliers are obtained on an as-needed basis.

  The Company has been, and will continue to be, dependent on sole or limited source suppliers for certain key components used in its products, particularly chip sets designed and manufactured by Rockwell International and Motorola. The Company generally purchases sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with its sole or limited source suppliers. Certain component suppliers, such as Rockwell, are also modem manufacturers and, accordingly, could elect to satisfy their internal supply requirements rather than the Company's purchase requirements. The Company at times in the past has experienced delays in product development and difficulties in manufacturing sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that the Company's suppliers will be able to meet the Company's requirements for key components and failure to meet such requirements in the future could have a material adverse effect on the Company's results of operations.

Employees

  As of March 31, 1998, the Company employed a total of 181 persons, including 59 in sales, marketing and customer support, 27 in operations, 67 in engineering and product development and 28 in finance and administration. The Company had two employees located in Canada, and one employee in England, and 178 employees located in the United States. After the sale of the Modem Business the Company will employ approximately 70 persons. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. The Company's future success depends to a significant extent on its senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's results of operations. The Company also believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. During the year the Company executed Change of Control Severance Agreements with certain of its executive officers.

Executive Officers of the Company

  The current executive officers of the Company and their ages as of March 31, 1998 are as follows:

          Name              Age                     Position
          ----              ---                     --------
   Neil Selvin.............  44 President, Chief Executive Officer and Director
   Leonard A. Lehmann......  43 Chairman of the Board
   Marc E. Linden..........  37 Senior Vice President & Chief Financial Officer
   Charles R. Oppenheimer..  39 Chief Operating Officer
                                Vice President, Human Resources & Customer
   Marsha Raulston.........  49 Satisfaction

  Neil Selvin has served as President and Chief Executive Officer and director of the Company since March 1993. From February 1990 to March 1993, he was Director of Marketing at Apple Computer for the PowerBook product family and prior to that for Apple's peripherals product line. From 1985 to 1990, Mr. Selvin was employed by Ampex Corporation, a manufacturer of electronics products, most recently as Chief Operating Officer of its Video Systems division and also as business unit general manager and in several marketing management positions. Prior to joining Ampex Corporation, Mr. Selvin held marketing, sales and technical management positions at Varian Associates and Apollo Lasers. Mr. Selvin received a B.A. in physics and mathematics from Pomona College, an M.S. in physics from Brown University, and an M.B.A. from Harvard Business School.

  Leonard A. Lehmann has served as Chairman of the Board of the Company since its founding in June 1989. From January 1993 to March 1996, Mr. Lehmann served as Vice President, Advanced Products and evaluated new technologies and performed strategic planning for the Company. From March 1992 to January 1993, he served as Vice President, Engineering of the Company. From June 1989 to March 1992, he served as the Company's Chief Executive Officer. Mr. Lehmann was also a founder of DigiRad Corporation, a medical imaging company, and GreenSpring Computers, Inc., an industrial computer manufacturer. Mr. Lehmann received a B.S. in electrical engineering from Cornell University, and an M.S. and a Ph.D. in electrical engineering from Stanford University.

  Marc E. Linden became the Company's Senior Vice President and Chief Financial Officer in July 1997. Mr. Linden joined the Company in June 1996 as Vice President of New Business Development. From October 1992 to June 1996, Mr. Linden was Director of Business Development and Planning of Octel Communications, a voicemail equipment manufacturer. From 1987 to 1992, he was employed as a consultant with McKinsey & Co. Mr. Linden received a B.A. in Economics from the University of California Berkeley, and an M.B.A. from Harvard Business School.

  Charles R. Oppenheimer became the Company's Chief Operating Officer in June 1998. From July 1997 to May 1998 Mr. Oppenheimer served as Senior Vice President and General Manager, Products Division. From October 1994 to June 1997 Mr. Oppenheimer served as Vice President and General Manager, Macintosh Division. He previously served as Vice President, Marketing of the Company beginning in July 1993. From 1984 to July 1993, Mr. Oppenheimer was employed by Apple Computer, most recently as Director of System Software Marketing and also as manager of System Software Marketing and manager of Macintosh Product Marketing. Mr. Oppenheimer received a B.S. in computer science from Union College, and an M.B.A. from The Wharton School.

  Marsha Raulston became the Company's Vice President, Customer Satisfaction in January 1994 and, in January 1997, also assumed responsibility for Human Resources. From October 1991 to January 1994, Ms. Raulston was Vice President of Customer Service of Intuit, a personal finance software company. From June 1987 to October 1991, Ms. Raulston served as Corporate Coordinator, Quality of Work Life at American Airlines, Inc., and, prior to that, she worked for the Citicorp Diners Club Inc., a credit card issuer. Ms. Raulston holds a B.A. in psychology from Stephens College in Columbia, Missouri and an M.A. in sociology from the University of Nottingham in Nottingham, England.

ITEM 2. Properties

  The Company leases approximately 128,000 square feet of office space for its headquarters in Sunnyvale, California. This facility accommodates administration, finance, sales, marketing, customer satisfaction, engineering, and research and development. The lease expires in April 2000 and the monthly rent is approximately $106,000. Approximately 64,835 square feet of this office space is subleased at a monthly income of $116,000.

  The Company's manufacturing and distribution operation consists of a 23,940 square foot facility in Plano, Texas. The lease expires in December 2002 and monthly rent is approximately $9,975.

  The Company also leases approximately 21,000 square feet of office space in Marietta, Georgia. The lease expires in January 2000 and the monthly rent is approximately $18,000. Approximately 16,000 square feet is subleased at a monthly income of $13,000. Also, the Company leases sales office space at other facilities, including in the United States, one in England and one in Canada.

  Boca, as part of their purchase of the Modem Business, will assume only the Company's lease in England. The Company believes the space to which it is committed is adequate for its current needs and that additional space sufficient to meet the Company's needs for the foreseeable future is available on commercially reasonable terms. The Company's facilities are subject to a variety of environmental regulations. The Company has incurred no significant expenses to date related to complying with these regulations.

ITEM 3. Legal Proceedings

  In the ordinary course of business, the Company may be involved in legal proceedings from time to time. As of the date of this submission, there are no material proceedings pending against the Company.

ITEM 4. Submission of Matters to a Vote of Security Holders

  Not applicable.

                                    PART II

ITEM 5. Market for Registrant's Common Equity and Related Stockholder Matters

  The following required information is filed as part of the report:

  The Company has not paid cash dividends on its Common Stock. The Company's Stock is traded over-the-counter and is quoted on the NASDAQ National Market under the symbol "OWLD." Prior to the Company's name change, effective June 18, 1998, the Company's Stock was traded under the symbol "GVIL." The following table sets forth the range of high and low closing sale prices for the Common Stock:

                                                Low Sales Price High Sales Price
                                                --------------- ----------------
   Fiscal 1998
     First Quarter.............................      $1.44           $ 4.63
     Second Quarter............................       1.69             3.56
     Third Quarter.............................       1.00             3.58
     Fourth Quarter............................       0.91             2.72
   Fiscal 1997
     First Quarter.............................      $8.25           $18.25
     Second Quarter............................       5.88             9.50
     Third Quarter.............................       3.00             9.25
     Fourth Quarter............................       1.06             3.56

  On March 31, 1998, there were approximately 351 holders of record of the Company's Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

ITEM 6. Selected Consolidated Financial Data

  The following selected consolidated financial information for the years ended March 31, 1994 through March 31, 1998 is derived from the Company's consolidated financial statements, which have been audited by the Company's independent auditors. The information set forth below is qualified by reference to and should be read in conjunction with the Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this report.

                                       Fiscal years ended March 31,
                                 ---------------------------------------------
                                  1994     1995      1996      1997     1998
                                 -------  -------  --------  --------  -------
                                    In thousands, except per share data
Statements of Operations
 Data(a)(b):
  Net revenue................... $46,637  $80,021  $136,941  $ 90,174  $61,468
  Income (loss) from
   operations...................   6,764   (3,239)   16,154   (42,029)  (8,973)
  Income (loss) from continuing
   operations...................   4,302   (6,206)   12,148   (35,852)  (4,709)
  Gain (loss) from discontinued
   operations...................    (408)  (1,466)   (3,312)   (4,029)   1,331
  Net income (loss)............. $ 3,900  $(7,672) $  8,836  $(39,881) $(3,378)
  Basic earnings per share:
    Income (loss) from
     continuing operations......          $ (0.42) $   0.73  $  (2.13) $ (0.28)
    Net income (loss)...........          $ (0.51) $   0.53  $  (2.37) $ (0.20)
    Shares used in computing
     income (loss) per share....           14,633    16,529    16,844   17,006
  Diluted earnings per share:
    Income (loss) from
     continuing operations......          $ (0.42) $   0.68  $  (2.13) $ (0.28)
    Net income (loss)...........          $ (0.51) $   0.49  $  (2.37) $ (0.20)
    Shares used in computing
     income (loss) per share....           14,633    17,861    16,844   17,006
Balance Sheet Data:
  Working capital............... $27,011  $28,468  $ 36,402  $ (3,760) $   233
  Total assets..................  36,407   53,722    72,035    35,200   17,973
  Total liabilities.............   7,269   17,587    24,204    27,850   13,628
  Stockholder's equity.......... $29,138  $36,135  $ 47,831  $  7,350  $ 4,345

  The selected consolidated financial data has been derived from, and should be read in conjunction with, the related Consolidated Financial Statements.

    (a) In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue the operations of its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN Division). Therefore, operating results for the ISDN Division are classified as discontinued operations on the Company's Consolidated Statements of Operations, and prior periods have been restated accordingly.

    (b) The Company adopted Statement of Financial Accounting Standards
  (SFAS) No. 128 "Earnings Per Share" which modifies the computation and presentation of earnings per share (EPS) in a manner comparable to international guidelines. The information presented above has been restated to reflect the adoption of this standard.

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended March 31, 1998. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of the risks identified and the other cautionary disclosures set forth below and elsewhere in this report.

  OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in June 1989 as "Global Village Communication, Inc." and incorporated in Delaware), develops and manufactures products that enhance and simplify wide area data communications for the small and medium size office market. The Company's recently introduced OneWorld 5000 communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access, and fax capabilities.

  On March 31, 1998 the Company, then Global Village Communication, Inc., announced an agreement to sell its Modem Business to Boca Research, Inc. ("Boca") and unveiled a new corporate strategy focusing on wide-area data communications for the small and medium size office. The transaction was closed June 18, 1998, and the Company's name changed to OneWorld Systems, Inc. at that time.

 Historical Modem Business

  During the fiscal year ended March 31, 1998, the Company was actively engaged in the Modem Business, where it was a leader in the design, development and marketing of easy-to-use integrated communications products for personal computers with Windows, Macintosh, OS/2 and DOS operating systems.

  Unit sales volumes and market share of Macintosh compatible computers have continued to decline over the past year. As a result, during fiscal 1998 the Company's revenues and gross margin from its products for the Apple Macintosh family of computers declined. In an attempt to offset this decline, during the year, the Company introduced a number of modem products compatible with personal computers utilizing the Windows operating system. However, the Company was unable to gain sufficient market share in the Windows arena. During fiscal 1998, a substantial majority of the Company's revenue continued to be attributable to sales of its Apple Macintosh compatible modem products. This continued dependence on this declining market, combined with the delay in purchases of 56 Kbps modems resulting from confusion over an industry standard and the Company's inability to significantly increase its market share of Windows compatible modem products resulted in a deterioration in the Company's financial condition.

  The Company determined that remaining an independent modem company was not financially viable, would require significant infusions of cash with no assurance of a return to profitability, and that funding the business and the development and launch of the Company's OneWorld 5000 communications servers were not simultaneously achievable. This led to the announcement on March 31, 1998 that the Company would sell its Modem Business to Boca.

  As a result of the sale to Boca, which was closed June 18, 1998, the Company will no longer sell its individual use modems or other individual use communications systems. These products represented a substantial majority of the Company's revenue in fiscal 1998.

 New Focus on Communications Servers

  The Company's primary source of revenue in the future will be from the recently introduced OneWorld 5000 communications server product line. The Company does not expect to be profitable in the short-term, nor can there be any assurance that the Company will ever achieve profitability.

  The Company's planned launch of its server products is dependent upon the completion of the development of the product. However, the Company may have difficulty resolving these issues, or any other issues that may arise, in a timely manner, which could delay the planned launch of the new OneWorld Systems communications server product line. Commercial acceptance of these products is dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards performance of the Company's distributors and suppliers and announcements by the Company's competitors. Many of the Company's future competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. OneWorld products will have a significantly higher selling price than many of the Company's current products and will require the Company to expand its VAR channel. There can be no assurance that the Company will be successful in establishing an effective distribution channel for its new products. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

  In the past, the industry in which the Company competed was subject to short product life cycles. As a result, the Company traditionally experienced a reduction in the average selling prices of its products as the time from product introduction elapses. The Company was forced to institute significant price reductions with respect to substantially all of its products. There can be no assurances that similar pricing pressures will not lead to reductions in average selling prices of the Company's new servers.

  The Company intends to ship products within a short period after receipt of an order, consequently, the Company does not expect to have a material backlog of unfilled orders, and revenues in any quarter will be substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse impact on the Company's results of operations and liquidity. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

  In addition, announcements by the Company of new products with the potential to replace current products may cause customers to defer purchasing the Company's current products which could have a material adverse effect on the Company's results of operations. As a result of changing technology and market factors, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has written down inventory that it considers to be excess or obsolete, there can be no assurance that the Company's write downs will be adequate, and a material increase in such write-downs and returns over historical rates would have a material adverse effect on the Company's results of operations and working capital. There can be no assurance that the Company will be successful in developing new products or enhancing its current products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

Net Revenue

  On June 18, 1998, the Company sold its Modem Business to Boca Research. The Modem Business accounted for substantially all of the Company's revenue during the last three fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance. Net revenue includes revenue from gross shipments, licenses and royalties, less reserves for returns and allowances. Net revenue decreased 31.8% to $61.5 million in fiscal 1998 as compared to $90.2 million in fiscal 1997 and $137.0 million in fiscal 1996. The decrease in net revenue for the 1998 fiscal year as compared to the 1997 fiscal year is primarily attributable to decreased shipments of the Company's TelePort and PC Card notebook (including PowerPort) modem products. Shipments of these products were adversely affected by the continued weakness in the market for Apple Computer products, and end-user confusion surrounding the technology transition to 56 Kbps modems.

Lower unit shipments of Apple computers reduced demand for the Company's products. In addition, the Company's OEM revenue from Apple was lower in fiscal 1998 than in fiscal 1997. The fiscal 1997 decrease in net revenue, as compared to fiscal 1996, was primarily attributable to Apple Computer's repair program for the Macintosh PowerBook 5300 and 190 models in that year and reduced shipments of other Macintosh products. The repair program significantly reduced the number of Apple computers available for the Company's products.

  Aggregate returns and allowances were approximated 10%, 18% and 6% of gross revenue for fiscal 1998, 1997 and 1996, respectively. The reduction in the fiscal 1998 rate is primarily due to an unusually high rate in fiscal 1997 related to returns and reserves associated with several slow moving products. Revenue reserves and allowances are established for estimated future returns due to stock balancing and discontinued and non-saleable products based on the Company's past experience and internal forecasts. There can be no assurance that the Company's historical experience regarding returns and allowances will continue or that its projections will prove accurate. If the Company experiences returns in excess of its reserves, the Company's results of operations could be materially, adversely effected.

  International net revenue decreased to $9.3 million or 15% of net revenues in fiscal 1998 from $13.3 million or 15% of net revenue in fiscal 1997 and $25.7 million or 19% of net revenues in fiscal 1996. The fiscal 1998 decrease in international revenue is due primarily to continued weakness in the market for Apple Computer products and the slow transition to 56 Kbps modems. The fiscal 1997 decrease was primarily attributable to the decrease in the Company's sales in the Asia region to Apple Japan.

  There can be no assurance that the Company will be able to attain international demand for the its new OneWorld 5000 communications server products or that the Company's distributors will be able to effectively meet that demand. Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations and distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States.

Gross Profit

  On June 18, 1998, the Company sold its Modem Business to Boca Research. The Modem Business accounted for substantially all of the Company's revenue during the last three fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance. Cost of revenue primarily consists of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments, and warranty expenses. The Company's gross profit as a percentage of net revenue increased to 31% in fiscal 1998 from 11% in fiscal 1997. Gross profit as a percentage of net revenue decreased in fiscal 1997 from 43% in fiscal 1996. The gross profit increase in fiscal 1998 was primarily attributable to significant inventory reserves for slow moving products and inventory write-downs recorded in fiscal 1997. The decline in gross profit in 1997 was primarily attributable to these reserves and write-downs. Gross profit margins are likely to fluctuate as a result of the sales mix between higher and lower margin products, the nature and amount of licensing and royalty income, and changes in distribution channels, as well as changes in component and production costs, price reductions and reserve requirements.

Research And Development

  On June 18, 1998, the Company sold its Modem Business to Boca Research. The Modem Business accounted for a significant portion of the Company's expense structure during the last three fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance. The

Company's research and development ("R&D") expenses decreased to $9.7 million in fiscal 1998 from $12.0 million in fiscal 1997 and $14.6 million in fiscal 1996. The decline in fiscal 1998 is primarily the result of a reduction in personnel costs and increased control of discretionary expenditures. The decrease in fiscal 1997 was the result of the elimination of R&D expenses associated with the divestiture of the Company's GlobalCenter subsidiary in that year. Research and development expenses as a percentage of net revenue were 16%, 13% and 11% in fiscal 1998, 1997, and 1996, respectively. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

Marketing and Sales

  On June 18, 1998, the Company sold its Modem Business to Boca Research. The Modem Business accounted for a significant portion of the Company's expense structure during the last three fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance. The Company's marketing and sales expenses decreased to $13.9 million in fiscal 1998 from $28.9 million in fiscal 1997 and increased from $23.0 million in fiscal 1996. Marketing and sales expenses were 23%, 32%, and 17% of net revenue in fiscal 1998, 1997, and 1996, respectively. Fiscal 1998 marketing and sales costs declined primarily as a result of reduced advertising and promotion expense and a reduction in personnel costs. Fiscal 1997 expenses increased, as compared to fiscal 1996, due to advertising and promotion costs associated with new products introduced in that year.

General and Administrative

  On June 18, 1998, the Company sold its Modem Business to Boca Research. The Modem Business accounted for a significant portion of the Company's expense structure during the last three fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance. General and administrative expenses decreased to $4.4 million in fiscal 1998 from $7.4 million in fiscal 1997, and increased in fiscal 1997 from $5.7 million in fiscal 1996. The decrease in fiscal 1998 expenditures is primarily due to a reduction in legal, bad debt reserve, telecommunications and certain discretionary expenditures. The increase in general and administrative expense in fiscal 1997 was primarily due to legal expenses associated with the settlement of two lawsuits, additional bad debt reserves and other general operating expenses. General and administrative expenses as a percentage of net revenue were 7%, 8%, and 4% in fiscal 1998, 1997, and 1996, respectively.

Restructuring Costs

  On March 31, 1998 the Company announced an agreement to sell its Modem Business to Boca Research and its intent to refocus the Company around a new family of server products. The Company recorded a net restructuring charge of $240,000 to provide for severance costs associated with a reduction in force of approximately 25 employees. In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs, write-offs of fixed assets and lease abandonments.

Investments--Related Gains and Losses

  AirMedia Live, Inc. In the second quarter of fiscal 1997, the Company completed an equity investment in AirMedia, Inc. ("AirMedia") of $4.1 million. The Company accounted for its investment in AirMedia using the cost method of accounting. In July 1997, the Company sold substantially all its investment in AirMedia to an existing AirMedia shareholder for approximately $2.0 million in cash. As a result, the Company recorded a loss of $2.1 million in the second quarter of fiscal 1998.

  GlobalCenter, Inc. In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. At the same time, the Company announced that UUNET Technologies, Inc. had acquired a 19.9% equity interest in GlobalCenter. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million, and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged, reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. In September 1997, the Company agreed to sell its remaining equity stake in GlobalCenter to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result the Company recorded a gain of $3.7 million in the second quarter of fiscal 1998.

Other Income

  The Company's net other income increased to $2.6 million in fiscal 1998 from $800,000 in fiscal 1997. In fiscal 1997, other income decreased to $800,000 from $1.2 million in fiscal 1996. The increase in other income in fiscal 1998 is due to a gain of $2.6 million on repayment of a loan made by the Company which had previously been fully reserved. The dollar decrease in fiscal 1997 is the result of a decrease in interest income associated with lower cash balances and an increase in interest expense related to line of credit borrowings at the time.

Provision for Income Taxes

  The combined federal, state and foreign effective income tax rates for continuing operations were 0% in fiscal 1998, 13% in fiscal 1997, and 30% in fiscal 1996. The fiscal 1998 and 1997 rates differ from the combined statutory rates primarily due to the establishment of a full valuation allowance against the deferred tax assets. The Company's increased foreign activities during fiscal 1996 was the primary cause of the favorable differential from the combined statutory rates for that period. In addition, the rates also differ from the combined statutory rates in effect during these periods as a result of tax exempt interest, available research credits, and in fiscal 1996, the utilization of foreign sales corporation tax benefits.

Discontinued Operations

  In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million and $3.3 million in fiscal years 1997 and 1996, respectively, represents the operation's operating losses, with no associated tax benefits. The gain from discontinued operations of $1.3 million in fiscal 1998 (no income tax effect) is the result of the release of a portion of a reserve established for contingent liabilities associated with the disposition of the operation, based on the Company's determination that those particular contingencies had been resolved. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 (no income tax benefit) represents the cost of disposal of the operation, net of $3.8 million of cash received from the sale of the operation's assets and a $2.1 million loss from operations from the measurement date to the disposal date.

Liquidity and Capital Resources

  The Company's cash and short-term investments totaled $3.1 million at March 31, 1998, representing 17% of total assets. Working capital was $0.2 million at March 31, 1998, and a negative $3.8 million at March 31, 1997, an increase of $4.0 million. The increase in working capital was primarily due to the Company's sale of its investments in AirMedia, Inc. and Global Center, Inc. and the repayment of a loan.

  Since its prior fiscal year end, the Company has used approximately $10.7 million in cash to finance both its continuing and discontinued operations. At March 31, 1998, the Company's principal source of liquidity was $3.1 million in cash and an unused line of credit which allows the Company to borrow up to the lower of $5.0 million or 60% of eligible accounts receivable. At March 31, 1998, the Company had no borrowings against this bank line of credit. The Company does not expect fiscal 1999 capital expenditures to exceed historical levels.

  On March 31, 1998 the Company announced, and on June 18, 1998 closed, the sale of its Modem Business to Boca Research, Inc. At closing, the Company received $4.0 million in cash and a note receivable, bearing no interest, due in two installments of $3.0 million each on September 30, 1998 and December 31, 1998. In conjunction with the closing of the transaction, the Company's line of credit was suspended as the sale included most of the assets securing the line. The Company is currently negotiating a new line of credit.

  The transaction with Boca included the sale of Company products which accounted for substantially all of the Company's revenue in fiscal 1998. The Company's primary source of revenue in the future will be its recently introduced OneWorld 5000 communications server product family. During the past year, the Company has experienced significant negative cash flows. The Company does not expect to be profitable in the short-term and expects to continue to incur significant negative cash flows. However, the Company currently believes that its existing cash, proceeds from the sale of the Modem Business to Boca, including the payment of notes received, and revenue for the OneWorld 5000 products should enable the Company to meet its cash requirements for at least the next twelve months. The preceding sentence is a forward-looking statement, and actual results could differ materially from those indicated. A delay in payment or nonpayment of the notes received from Boca, failure to meet the Company's expectations for revenue and gross profit from its new products, operating expenses in excess of expectations, or other unforeseen expenditures would have a material adverse impact on the Company's financial condition. The Company may be required to issue additional debt or equity securities which could substantially dilute the ownership of existing stockholders. Any shortfall in funding could result in the Company having to curtail the introduction or development of new products and its entry into new markets, any of which could have a material adverse affect on the Company's business, financial condition and results of operations.

  See Note 11 to the Consolidated Financial Statements for an additional discussion of the impact of the sale of the Modem Business on the Company's financial position.

Year 2000 Issues

  The Company is aware of the potential issues facing the Company, its vendors and its customers with respect to the ability for computer software to function properly in the year 2000. The Company has assessed the impact on its corporate information system for Year 2000 issues and has a plan to adopt a new information system that will accommodate dates after 1999. The Company believes that after conversion to the new software system, the Year 2000 issue will not pose significant operational problems for its computer system. The financial impact of making the required systems changes is not expected to be material to the Company's financial position, results of operation or cash flows. The Company has been contemplating a decision to move to another information system for other business reasons and will resolve any Year 2000 issues by making the conversion.

  Additionally, the Company is in the process of reviewing Year 2000 issues with its customers, suppliers and other business partners. There can be no assurance made at this time, that all the systems of its customers, suppliers and other business partners will be Year 2000 compliant on a timely basis. If said systems are not compliant, it could have a material adverse impact on the Company.

  The Company has commenced efforts to ensure that all products that the Company produces will be fully Year 2000 compliant. While this evaluation is not yet complete, the Company believes that any costs incurred to bring its products into compliance will not have a material impact on its financial position, results of operation or cash flows. There can be no assurances, however, that non-year 2000 compliant products would not result in the loss of or delay in market acceptance of the Company's products.

Impact of Recently Issued Accounting Standards

  In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These Statements establish standards for reporting and displaying comprehensive income and its components; and standards for reporting financial data of operating segments of enterprises in financial statements. The adoption of theses Statements is expected to have no impact on the Company's consolidated financial position, results of operations, or business practices.

ITEM 8. Financial Statements and Supplementary Data

                                                                          Page
                                                                          ----
(1) Consolidated Financial Statements

  Independent Auditors' Report.............................................  21
  Consolidated Balance Sheets as of March 31, 1998 and 1997................  22
  Consolidated Statements of Operations for the three years ended March 31,
   1998....................................................................  23
  Consolidated Statements Of Stockholders' Equity for the three years ended
   March 31, 1998..........................................................  24
  Consolidated Statements Of Cash Flow for the three years ended March 31,
   1998....................................................................  25
  Notes To Consolidated Financial Statements...............................  26

(2) Consolidated Financial Statements Schedules for the three years ended
    March 31, 1998

  Schedule II--Consolidated Valuation and Qualifying Accounts..............  38

  Schedules other than those listed above have been omitted since they are either not applicable, not required or the information is included elsewhere herein.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
OneWorld Systems, Inc.

  We have audited the consolidated financial statements of OneWorld Systems, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OneWorld Systems, Inc. and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Mountain View, California
May 18, 1998, except
 as to Note 10 which is
 as of June 18, 1998

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 March 31,
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
                                                              (In thousands,
                                                               except share
                                                                   data)
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................. $ 3,097  $ 9,687
  Accounts receivable, net...................................   8,160    4,324
  Inventories, net...........................................   2,351    2,071
  Income tax receivable......................................     --     7,665
  Other current assets.......................................     253      343
                                                              -------  -------
  Total curent assets........................................  13,861   24,090
Property and equipment, net..................................   4,049    6,929
Investment in AirMedia, Inc..................................     --     4,043
Other assets.................................................      63      138
                                                              -------  -------
    Total assets............................................. $17,973  $35,200
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable........................................... $ 7,625  $15,971
  Line of credit borrowings..................................     --     4,241
  Accrued and other liabilities..............................   6,003    7,638
                                                              -------  -------
  Total current liabilities..................................  13,628   27,850
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares
   authorized; none issued and outstanding...................     --       --
  Common stock, $0.001 par value; 30,000,000 shares
   authorized; 17,162,771 and 16,929,690 shares issued and
   outstanding...............................................      17       17
  Additional paid-in capital.................................  43,246   42,873
  Accumulated deficit........................................ (38,918) (35,540)
                                                              -------  -------
  Total stockholders' equity.................................   4,345    7,350
                                                              -------  -------
    Total liabilities and stockholders' equity............... $17,973  $35,200
                                                              =======  =======

          See accompanying Notes to Consolidated Financial Statements

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year ended March 31,
                                                   ---------------------------
                                                    1998      1997      1996
                                                   -------  --------  --------
                                                   (In thousands, except per
                                                          share data)
Net revenue....................................... $61,468  $ 90,174  $136,941
Cost of revenue...................................  42,204    80,439    77,583
                                                   -------  --------  --------
  Gross profit....................................  19,264     9,735    59,358
                                                   -------  --------  --------
Operating expenses:
  Research and development........................   9,727    12,008    14,550
  Marketing and sales.............................  13,900    28,900    22,976
  General and administrative......................   4,370     7,367     5,678
  Restructuring costs.............................     240     1,298       --
  Loss from investment in GlobalCenter, Inc. .....     --      2,191       --
                                                   -------  --------  --------
    Total operating expenses......................  28,237    51,764    43,204
                                                   -------  --------  --------
    Income (loss) from operations.................  (8,973)  (42,029)   16,154
                                                   -------  --------  --------
Other income (expense), net:
  Gain on sale of investment in GlobalCenter,
   Inc. ..........................................   3,691       --        --
  Loss on sale of investment in AirMedia, Inc.....  (2,074)      --        --
  Interest income.................................      87       411     1,000
  Interest expense................................    (154)     (248)      --
  Repayment of loan previously reserved...........   2,600       --        --
  Other income....................................     114       613       154
                                                   -------  --------  --------
    Total other income, net.......................   4,264       776     1,154
                                                   -------  --------  --------
  Income (loss) before income taxes...............  (4,709)  (41,253)   17,308
  Provision for income taxes (benefit)............     --     (5,401)    5,160
                                                   -------  --------  --------
    Income (loss) from continuing operations......  (4,709)  (35,852)   12,148
                                                   -------  --------  --------
Discontinued operations:
  Loss from discontinued operations...............     --     (1,822)   (3,312)
  Gain (loss) on disposal of discontinued
   operations.....................................   1,331    (2,207)      --
                                                   -------  --------  --------
    Income (loss) from discontinued operations....   1,331    (4,029)   (3,312)
                                                   -------  --------  --------
    Net income (loss)............................. $(3,378) $(39,881) $  8,836
                                                   =======  ========  ========
Basic per share data:
  Income (loss) per share from continuing
   operations..................................... $ (0.28) $  (2.13) $   0.73
  Income (loss) per share from discontinued
   operations.....................................    0.08     (0.24)    (0.20)
                                                   -------  --------  --------
    Net income (loss) per share................... $ (0.20) $  (2.37) $   0.53
                                                   =======  ========  ========
Diluted per share data:
  Income (loss) per share from continuing
   operations..................................... $ (0.28) $  (2.13) $   0.68
  Income (loss) per share from discontinued
   operations.....................................    0.08     (0.24)    (0.19)
                                                   -------  --------  --------
    Net income (loss) per share................... $ (0.20) $  (2.37) $   0.49
                                                   =======  ========  ========
Shares used in basic per share computations.......  17,006    16,844    16,529
Dilutive effect of stock options..................     --        --      1,332
                                                   -------  --------  --------
Shares used in diluted per share computations.....  17,006    16,844    17,861
                                                   =======  ========  ========

          See accompanying Notes to Consolidated Financial Statements

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     Year ended March 31,
                                                   ---------------------------
                                                     1998      1997     1996
                                                   --------  --------  -------
                                                        (In thousands)
Common stock and paid-in capital
  Balance, beginning of year...................... $ 42,890  $ 43,243  $40,508
  Exercise of stock options.......................        2       575    1,548
  Shares issued under Employee Stock Purchase
   Plan...........................................      140       367      539
  Stock issuance to settle compensation
   liability......................................      231       --       --
  Treasury shares acquired........................      --     (1,295)    (984)
  Tax benefits related to stock plans.............      --        --     1,632
                                                   --------  --------  -------
    Balance, end of year.......................... $ 43,263  $ 42,890  $43,243
                                                   --------  --------  -------
Cumulative translation adjustment
  Balance, beginning of year...................... $    --   $    247  $   122
  Foreign currency translation adjustment.........      --       (247)     125
                                                   --------  --------  -------
    Balance, end of year.......................... $    --   $    --   $   247
                                                   --------  --------  -------
Retained earnings (accumulated deficit)
  Balance, beginning of year...................... $(35,540) $  4,341  $(4,495)
  Net income (loss)...............................   (3,378)  (39,881)   8,836
                                                   --------  --------  -------
    Balance, end of year.......................... $(38,918) $(35,540) $ 4,341
                                                   --------  --------  -------
Total stockholders' equity........................ $  4,345  $  7,350  $47,831
                                                   ========  ========  =======


          See accompanying Notes to Consolidated Financial Statements

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                     Year ended March 31,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                        (In thousands)
Operating activities:
  Net income (loss).............................. $ (3,378) $(39,881) $  8,836
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization................    3,206     3,782     2,879
    Loss on disposal of property and equipment...       11       220       --
    Deferred income taxes........................      --      3,234       --
    (Gain) loss on investments...................   (4,217)    2,191       --
    Tax benefits related to stock plans..........      --        --      1,632
  Changes in operating assets and liabilities:
    Accounts receivable, net.....................   (3,836)    7,913    (1,059)
    Inventories..................................     (280)    3,627    (1,881)
    Income taxes.................................    7,665    (7,665)      --
    Other current assets.........................       90     1,474      (685)
    Accounts payable.............................   (8,346)   (1,462)    5,968
    Accrued and other liabilities................   (1,578)     (174)      742
    Income taxes payable.........................      --       (335)   (1,505)
                                                  --------  --------  --------
  Net cash provided by (used in) operating
   activities of:
    Continuing operations........................  (10,663)  (27,076)   14,927
    Discontinued operations......................      (57)    2,977     1,228
                                                  --------  --------  --------
      Net cash provided by (used in) operating
       activities................................  (10,720)  (24,099)   16,155
                                                  --------  --------  --------
Investing activities:
  Proceeds from sale of (investment in)
   GlobalCenter, Inc. ...........................    3,691    (1,548)      --
  Repayment of loan from GlobalCenter, Inc.......    2,600       --        --
  Proceeds from sale of (investment in) AirMedia,
   Inc. .........................................    1,969    (4,043)      --
  Purchases of property and equipment............     (450)   (1,802)   (6,514)
  Proceeds from sale of property and equipment...      113        71       --
  Other assets...................................       75      (386)       93
  Purchases of short-term investments............      --    (23,217)  (78,747)
  Proceeds from sales and maturities of short-
   term investments..............................      --     45,036    77,897
                                                  --------  --------  --------
      Net cash provided by (used in) investing
       activities................................    7,998    14,111    (7,271)
                                                  --------  --------  --------
Financing activities:
  Borrowings under line of credit................    2,750     8,000       --
  Repayments under line of credit................   (6,991)   (3,759)      --
  Proceeds from issuance of Common Stock, net....      373       942     2,086
  Repurchases of Common Stock....................      --     (1,161)     (984)
                                                  --------  --------  --------
      Net cash provided by financing activities..   (3,868)    4,022     1,102
                                                  --------  --------  --------
Effect of foreign currency exchange rate
 changes.........................................      --       (247)      125
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   (6,590)   (6,213)   10,111
                                                  --------  --------  --------
Cash and cash equivalents at beginning of year...    9,687    15,900     5,789
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $  3,097  $  9,687  $ 15,900
                                                  ========  ========  ========
Supplemental disclosures:
  Cash paid during the year for:
    Interest..................................... $    198  $    211  $    100
    Income taxes................................. $    --   $    --   $  5,033
  Non-cash investing and financing activities:
    Non-cash net assets contributed to
     GlobalCenter, Inc. ......................... $    --   $    643  $    --
                                                  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary Of Significant Accounting Policies

  Description of Business. OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") (founded in June 1989 as "Global Village Communication, Inc." and incorporated in Delaware), develops and manufactures products that enhance and simplify wide area data communications for the small and medium size office market. The Company's recently introduced OneWorld 5000 communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access on-line service access, and fax capabilities.

  Principles of Consolidation. The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents and Short-Term Investments. Cash and cash equivalents consist of cash and highly liquid investments such as money market funds, commercial paper, and U.S. Treasury Bills with maturities of three months or less at the time of purchase.

  Inventories. Inventories are stated at the lower of cost or market. Costs are calculated using standard cost, which approximates the lower of actual cost (first-in, first-out method) or market.

  Property and Equipment. Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease term, generally five years.

  Fair Value of Financial Instruments. The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments. The carrying amounts of short-term debt approximates fair value due to the instrument's variable rate structure.

  Product Warranty. The Company warrants its products for up to five years from date of shipment. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale.

  Revenue Recognition. Revenue is generally recognized at the time of shipment. Revenue from sales to distributors and dealers are subject to agreements allowing limited rights of return and exchange, and price protection. Accordingly, the Company provides reserves for estimated future returns, exchanges, and price protection credits in the same period as related revenue. Revenue from products licensed to original equipment manufacturers (OEM's) is recognized when sales to end users are reported to the Company.

  The Company's revenue recognition policies comply with the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition."

  Software Development Costs. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
feasibility has been established. Through March 31, 1998, software development has been substantially completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

  Income Taxes. The Company accounts for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

  Accounting for Stock-Based Compensation. The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" effective for the fiscal year ended March 31, 1997. SFAS No. 123 establishes a fair market value method of accounting for stock-based employee compensation plans. As allowed under the provisions of SFAS No. 123, the Company chose to continue the intrinsic value based method for stock-based employee compensation plans and provide pro forma disclosures of results and results per share as if the accounting provisions of SFAS No. 123 has been adopted. As the Company has elected to adopted only disclosure requirements of SFAS No. 123.

  Net Income (Loss) Per Share. Net income (loss) per share data has been computed using net income (loss), the weighted average number of shares of Common Stock, and common equivalent shares from stock options outstanding (when dilutive using the treasury stock method). The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" effective December 28, 1997. SFAS requires presentation of basic per share and, for companies with complex capital structures, diluted per share data. Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes dilution and net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. For the years ended March 31, 1998 and March 31, 1997, "in-the-money" dilutive options of approximately 820,000 and 2.3 million respectively, were not included in the calculation of diluted EPS as they were considered antidilutive. The Company has restated income (loss) per share for all periods presented in the accompanying consolidated financial statements to reflect net income (loss) per share on both a basic and a diluted basis.

  Foreign Currency Translation. All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs, and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions and realized translation adjustments are included in the consolidated statements of operations.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value. Further, long-lived assets and certain identifiable intangibles that are to be disposed of, which are not covered by Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," are required to be reported at the lower of the asset's carrying amount or its fair value less cost to sell. To date the Company has made no such adjustments.

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

  Reclassifications. Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the fiscal 1998 consolidated financial statement presentation.

Note 2. Balance Sheet Components

                                                                 March 31,
                                                              -----------------
                                                                1998     1997
                                                              --------  -------
                                                               (In thousands)
Accounts receivable:
  Trade accounts receivable.................................. $  9,470  $10,712
  Less allowance for returns and doubtful accounts...........   (1,310)  (6,388)
                                                              --------  -------
    Net accounts receivable.................................. $  8,160  $ 4,324
                                                              ========  =======
Inventories:
  Purchased parts............................................ $    --   $   199
  Work in process............................................      --       369
  Finished goods.............................................    2,351    1,503
                                                              --------  -------
    Total inventories........................................ $  2,351  $ 2,071
                                                              ========  =======
Property and equipment:
  Computer, test, and production equipment................... $ 10,229  $ 9,847
  Furniture and fixtures.....................................    2,726    3,193
  Leasehold improvements.....................................    2,428    2,428
                                                              --------  -------
                                                                15,383   15,468
  Less accumulated depreciation and amortization.............  (11,334)  (8,539)
                                                              --------  -------
    Total property and equipment, net........................ $  4,049  $ 6,929
                                                              ========  =======
Accrued and other liabilities:
  Warranty and other product related obligations............. $  2,859  $ 2,090
  Accrued compensation and benefits..........................      766      740
  Other......................................................    2,378    4,808
                                                              --------  -------
    Total accrued and other liabilities...................... $  6,003  $ 7,638
                                                              ========  =======

Note 3. Acquisitions And Divestitures

  AirMedia Live, Inc. In the second quarter of fiscal 1997, the Company completed an equity investment in AirMedia, Inc. ("AirMedia") of $4.1 million The Company accounted for its investment in AirMedia using the cost method of accounting. In July 1997, the Company sold its investment in AirMedia to an existing AirMedia shareholder for approximately $2.0 million in cash. As a result, the Company recorded a loss of $2.1 million in the second quarter of fiscal 1998.

  GlobalCenter, Inc. In April 1996, the Company announced that it had incorporated its Internet Services Division as a standalone business called GlobalCenter, Inc. ("GlobalCenter"). At the same time, the Company announced that UUNET Technologies, Inc. had acquired a 19.9% equity interest in GlobalCenter. At that time, the Company no longer had the ability to exercise significant control over GlobalCenter. Accordingly, the Company no longer consolidated the results of GlobalCenter and began to account for its investment using the equity method of accounting. As a result of the refinancing and operating performance of GlobalCenter during

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
the first quarter of fiscal 1997, the Company recorded an investment loss of $2.2 million, and reduced the book value of its investment to zero. In December 1996, GlobalCenter entered into a definitive merger agreement whereby GlobalCenter and Phoenix-based Primenet Services for the Internet, Inc. merged reducing the Company's percentage ownership below 10%. Accordingly, in the third quarter of fiscal 1997, the Company began accounting for its investment in GlobalCenter using the cost method of accounting. In September 1997, the Company agreed to sell its remaining equity stake in GlobalCenter to an existing shareholder of GlobalCenter for approximately $3.7 million in cash. As a result the Company recorded a gain of $3.7 million in the second quarter of fiscal 1998. In addition, during the course of the year the Company was repaid a loan (plus interest due) of $2.6 million from GlobalCenter which had been previously reserved against.

  KNX Limited. In January 1996, the Company acquired KNX Limited, a leading UK-based provider of ISDN remote access products. The transaction was effected through the exchange of shares of Common Stock of the Company for all outstanding shares of KNX Limited. In total, the Company issued, or reserved for issuance on exercise of options, 1,365,951 shares of the Company's Common Stock. The acquisition of KNX was accounted for using the pooling-of-interests method of accounting.

  In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30 and prior period consolidated financial statements have been restated to reflect the discontinuation of the enterprise network server operation. The loss from discontinued operations of $1.8 million and $3.3 million in fiscal years 1997 and 1996, respectively, represents the operation's operating losses, with no associated tax benefits. The gain from discontinued operations of $1.3 million in fiscal 1998 (net income tax effect of zero) is the result of the release of a portion of a reserve established for contingent liabilities associated with the disposition of the operation based on the Company's determination that some of these contingencies had been resolved. The loss on disposal of discontinued operations of $2.2 million in fiscal 1997 (net income tax effect of zero) represents the estimated cost of disposal of the operation, net of $3.8 million of cash received from the sale of the operation's assets and a $2.1 million loss from operations from the measurement date to the disposal date.

Note 4. Line of Credit

  As of March 31, 1998, the Company's borrowings under its line of credit were subject to the terms of a forbearance agreement it negotiated with its bank in April 1997 which expires in April 1999. Borrowings under the forbearance agreement bear interest at the bank's prime rate plus 2.5% (11.0% at March 31, 1998 and 13.5% at March 31, 1997.) Total borrowings are limited to the lesser of $5,000,000 or 60% of eligible accounts receivable, as defined, and are collateralized by all of the Company's assets. The agreement contains various covenants and restrictions, including restrictions on the Company's ability to pay dividends or effect mergers or acquisitions. As of March 31, 1998, there were no borrowings under this line of credit and the Company was in compliance with all covenants and restrictions (see Note 10).

Note 5. Commitments and Contingencies

  Lease Commitments. The Company leases facilities under noncancelable operating leases expiring in January 2000, April 2000, and December 2002. The lease expiring in April 2000 has a renewal option for an additional five-year term. Space associated with this lease has been subleased for various periods through April 2000.

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

  Future minimum lease payments as of March 31, 1998 are:

                                                     Lease   Sublease  Net Lease
                                                    Payments  Income   Payments
                                                    -------- --------  ---------
                                                          (In Thousands)
   Fiscal year ending March 31,
     1999..........................................  $1,643  $(1,316)   $  327
     2000..........................................   1,644   (1,039)      605
     2001..........................................     176      --        176
     Thereafter....................................      90      --         90
                                                     ------  -------    ------
   Total future minimum lease commitments..........  $3,553  $(2,355)   $1,198
                                                     ======  =======    ======

  Rent expense, net of sublease income, was approximately $0.5 million, $1.2 million, and $1.4 million for the fiscal years ended March 31, 1998, 1997, and 1996, respectively.

  Legal Matters. The Company is a party to certain lawsuits and claims arising out of the normal conduct of its business. These claims generally relate to commercial transactions, patent infringements, and employment matters. While the ultimate resolution of such suits or other proceedings against the Company cannot be predicted with certainty, management expects that these matters will not have a material adverse effect on the financial position or results of operations of the Company.

Note 6. Stockholders' Equity

  Common And Preferred Stock. As of March 31, 1998, the number of Common and Preferred Stock shares authorized was 30,000,000 and 5,000,000, respectively. The classes, series, rights, and preferences of the Preferred Stock may be established by the Company's Board of Directors.

  On January 5, 1996, the Company issued approximately 1,400,000 shares of Common Stock as part of the consideration for the acquisition of KNX Limited (see Note 3).

  On January 19, 1998, the Company issued approximately 142,000 shares of Common Stock as settlement of a compensation liability incurred upon the acquisition of KNX Limited (see Note 3).

 Common Stock Issued And Outstanding.

                                                       March 31,
                                            ---------------------------------
                                               1998       1997        1996
                                            ---------- ----------  ----------
   Shares issued and outstanding beginning
    of period.............................. 16,929,690 16,744,837  16,167,429
     Exercise of stock options.............     15,702    288,967     583,711
     Shares issued under employee stock
      purchase plan........................     74,987     74,386      63,229
     Treasury shares acquired..............        --    (178,500)    (69,532)
     Shares issued to settle compensation
      liability............................    142,392        --          --
                                            ---------- ----------  ----------
     Shares issued and outstanding end of
      period............................... 17,162,771 16,929,690  16,744,837
                                            ========== ==========  ==========

  Stock Option Plan. The Company has adopted a stock option plan (the "Plan") under which incentive stock options may be granted to employees and officers, and non-qualified (supplemental) stock options may be granted to employees, officers, directors, and consultants to purchase an aggregate of 5,600,000 shares of

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

Common Stock. Options may be granted at an exercise price of at least 100% of the fair market value of Common Stock at the date of grant, or for supplemental options, at an exercise price not less than 85% of the fair market value of such stock at the date of grant. All options expire no later than 10 years after the date of grant and generally vest over 4 or 5 years with 20% to 25% vesting after one year and the balance vesting monthly over the remaining 3 to 4 years. As of March 31, 1998, options to purchase 754,673 shares of Common Stock were exercisable under the Plan.

  Director's Plan. In January 1994, the Company adopted the 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to non-employee directors of the Company at or above the fair market value of the Common Stock on the date of grant. The Company has reserved a total of 200,000 shares of the Company's Common Stock for issuance upon the exercise of options granted pursuant to the Directors' Plan. Options granted under the Directors' Plan expire 10 years following the grant and vest in five annual installments commencing on the date of grant and are contingent upon the continuous service of the director. As of March 31, 1998, options representing 45,831 shares were exercisable under the Directors' Plan.

  A summary of the combined stock option activity under the Plan and Directors' Plan is as follows:

                                                       Year Ended March 31,
                           -------------------------------------------------------------------------------
                                     1998                       1997                       1996
                           -------------------------- -------------------------- -------------------------
                                          Weighted                   Weighted                  Weighted
                                          Average                    Average                   Average
                            Options    Exercise Price  Options    Exercise Price  Options   Exercise Price
                           ----------  -------------- ----------  -------------- ---------  --------------
Outstanding--beginning of
 year....................   2,485,435      $2.76       2,315,955      $ 9.25     2,350,444      $ 4.66
Granted..................     894,301       2.32       1,779,330        5.78     1,011,485       15.64
Exercised................     (15,507)      0.11        (288,967)       1.99      (583,711)       2.70
Canceled.................  (1,073,133)      2.80      (1,320,883)      10.00      (462,263)       8.24
Repriced--granted........         --         --        1,762,384        4.68           --          --
Repriced--canceled.......         --         --       (1,762,384)      10.96           --          --
                           ----------      -----      ----------      ------     ---------      ------
Outstanding--end of
 year....................   2,291,096      $2.60       2,485,435      $ 2.76     2,315,955      $ 9.25
                           ==========      =====      ==========      ======     =========      ======
Weighted average fair
 value of options,
 calculated under
 SFA No. 123 (see below)..                 $1.80                      $ 2.47                    $ 9.64
                                           =====                      ======                    ======

  The following table summarizes information as of March 31, 1998:

                                           Weighted
                                            Average   Weighted         Weighted
                                           Remaining  Average          Average
                                          Contractual Exercise         Exercise
Range of Exercise Prices         Number      Life      Price   Number   Price
------------------------        --------- ----------- -------- ------- --------
$0.0400 - $ 3.0000.............   945,338    8.19     $1.5506  234,402 $0.5892
$3.0625 - $ 3.0625............. 1,186,925    8.31     $3.0625  526,015 $3.0625
$3.3750 - $14.8800.............   158,833    8.45     $5.4419   40,087 $7.7579
                                ---------    ----     -------  ------- -------
$0.0400 - $14.8800............. 2,291,096    8.27     $2.6036  800,504
                                =========    ====     =======  =======

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

  Employee Stock Purchase Plan. In December 1993, the Company adopted the 1993 Employee Stock Purchase Plan (the "Purchase Plan") reserving 400,000 shares of Common Stock for issuance under the Purchase Plan. The Purchase Plan provides a means by which employees may purchase the Company's Common Stock through payroll deductions, of up to 10% of their compensation, at a price per share equal to the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of each annual offering; or (ii) 85% of the fair market value of a share of Common Stock on the date of purchase. As of March 31, 1998, 269,027 shares had been purchased under the Purchase Plan.

 Common Stock Reserved For Future Issuance.

                                                                        Shares
                                                                       ---------
       Exercise of stock options...................................... 3,662,590
       Employee stock purchase plan...................................   130,973
                                                                       ---------
         Total reserved shares........................................ 3,793,563
                                                                       =========

  Accounting for Stock-Based Compensation Under SFAS No. 123. At March 31, 1998, the Company had three stock-based compensation plans, which are described above. Since the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock plans, no compensation cost has been recognized for such plans because the exercise price of stock options is the fair value at the date of grant.

  Had compensation cost for the Company's stock plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net results and per share results would have changed to the pro forma amounts indicated below (in thousands, except per share amounts):

                                1998                1997                 1996
                         ------------------- -------------------  ------------------
                            As                  As                   As
                         Reported  Pro Forma Reported  Pro Forma  Reported Pro Forma
                         --------  --------- --------  ---------  -------- ---------
Net income (loss)....... $(3,378)   $(5,584) $(39,881) $(42,976)   $8,836   $6,820
Basic net income (loss)
 per share.............. $ (0.20)   $ (0.33) $  (2.37) $  (2.55)   $ 0.53   $ 0.41
Diluted net income
 (loss) per share....... $ (0.20)   $ (0.33) $  (2.37) $  (2.55)   $ 0.49   $ 0.38

  The fair value of each option grant and Purchase Plan share issuable is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1998 and 1997, respectively: no dividend yield is expected for all years; expected volatility of 106% and 96%; risk-free interest rates of 5.24% and 6.25%; and expected lives of 3 years and 4 years.

  Pro forma net results reflect only options granted in 1996 through 1998. Therefore the full impact of calculating compensation cost for the Company's stock option plans under SFAS No. 123 is not reflected in the pro forma net results, amounts presented above as compensation cost is reflected over a stock options vesting period and compensation cost for options granted prior to April 1, 1995 is not considered.

Note 7. Restructuring Costs

  On March 31, 1998, the Company announced its agreement to sell the assets of its Modem Business to Boca Research ("The Agreement") and refocus the Company for product offerings in the small to medium sized office networking market. As a result the Company recorded a net restructuring charge of $240,000 related primarily to severance costs of 25 employees. The Company estimated that the majority of the termination benefits would be paid during the first fiscal quarter of 1999.

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

  In December 1996, the Company announced a restructuring plan to streamline its operations, reduce its workforce and enable the Company to improve its operating results. The Company recorded a restructuring charge of $1.3 million related primarily to severance costs ($270,000), write-offs of fixed assets and purchased software ($490,000), a lease abandonment ($340,000) and other one-time charges associated with the plan ($200,000). At March 31, 1998 the restructuring accrual balance associated with the December 1996 decision was approximately $40,000 and related primarily to remaining lease payments and miscellaneous costs associated with the Company's Atlanta facility.

Note 8. Income Taxes

  The components of income tax expense (benefit) from continuing operations are displayed in the following table. No income tax expense or benefit has been recorded in any of the results of discontinued operations.

                                                           Year ended March
                                                                  31,
                                                          --------------------
                                                          1998  1997     1996
                                                          ---- -------  ------
                                                            (In thousands)
   Current:
     Federal............................................. $ -- $(8,637) $2,749
     State...............................................   --       2     677
       Total Current.....................................   --  (8,635)  3,426
   Deferred:
     Federal.............................................   --   2,845      46
     State...............................................   --     389      56
                                                          ---- -------  ------
       Total Current.....................................   --   3,234     102
                                                          ---- -------  ------
   Charge in lieu of income tax associated with exercise
    of stock options.....................................   --     --    1,632
                                                          ---- -------  ------
                                                          $ -- $(5,401) $5,160
                                                          ==== =======  ======

  The Company has gross deferred tax assets of approximately $26.9 million as of March 31, 1998 and $25.6 million as of March 31, 1997. The deferred tax assets are primarily comprised of net operating loss carryovers, tax credits, and reserves and accruals recorded for financial reporting purposes which are not allowed as tax deductions in the current periods in which they were recorded. As of March 31, 1998 and 1997, the Company had established a full valuation allowance against its deferred tax assets based on the belief that there was sufficient uncertainty regarding the realizability of the deferred tax assets.

  The difference between the effective income tax rate and the U.S. federal statutory income tax rate for continuing operations is as follows:

                                                               Year ended
                                                               March 31,
                                                             ------------------
                                                             1998   1997   1996
                                                             ----   ----   ----
                                                             (In thousands)
   Statutory federal income tax rate........................ (34)%  (34)%   35 %
   State tax, net of federal benefit........................ --     --       5 %
   Loss without tax benefit.................................  38 %   25%    --
   Foreign sales corporation benefit........................ --     --      (2)%
   Tax exempt interest...................................... --     --      (2)%
   Research and experimental tax credit.....................  (6)%   (2)%   (4)%
   Other....................................................   2 %   (2)%   (2)%
                                                             ---    ---    ---
                                                             --     (13)%   30 %
                                                             ===    ===    ===

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

  The Company acquired SofNet, Inc., in August 1994. As of the acquisition date, SofNet had federal and Georgia net operating loss carryforwards of $9.3 million which expire through 2009. The federal net operating loss is subject to an annual limitation approximating $0.8 million as a result of an "ownership change" as defined in Section 382 of the Internal Revenue Code. Any unused annual limitation can be carried forward to subsequent years. In addition, the SofNet operating losses can only be used to offset future earnings of SofNet as a result of separate return limitation rules.

  Additionally, as of March 31, 1998, the Company had net operating loss carryforwards of approximately $48.4 million for federal income tax purposes, of which, $33.8 million expire in 2012 and $14.6 million expire in 2013. Net operating loss carryforwards for California income tax purposes total approximately $19.9 million, of which $13.9 will expire in 2002 and $6.0 million expire in 2003.

  At March 31, 1998, the Company had unused research and development credits of approximately $1.0 million for federal income tax purposes, which expire through 2013, and $440,000 for California income tax purposes which will carryforward indefinitely. There are also alternative minimum tax credits of approximately $530,000 available to reduce future federal income taxes, which will carryforward indefinitely.

Note 9. Customers And Credit Concentrations

  The Company sells primarily to distributors, dealers, and OEMs in North America, Europe, and the Pacific Rim. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such actual losses have been within management's expectations.

  The following table summarizes the annual percentage contribution to revenues by customers whose revenues exceed 10% of total revenues:

                                                                    Percentage
                                                  Percentage of     of Accounts
                                                  Revenues Year     Receivable
                                                   Ended March      as of March
                                                       31,              31,
                                                  ----------------  -------------
                                                  1998  1997  1996  1998    1997
                                                  ----  ----  ----  -----   -----
   Customer A....................................  28%   21%   33%     37%     16%
   Customer B....................................  18%   11%    1%     19%     --%
   Customer C....................................   7%   11%    4%      4%     13%

  Customers A and C are distributors; Customer B is an OEM.

  The Company's international sales for the fiscal years ended March 31, 1998, 1997, and 1996 represented approximately 15%, 15%, and 19% of net revenue, respectively.

Note 10. Net Assets Held For Sale

  On March 31, 1998, the Company signed an Asset Purchase Agreement ("the Agreement") with Boca Research, Inc., a Florida corporation, and its wholly owned subsidiary Boca Global, Inc., a Florida corporation (together "Buyer"). Pursuant to the terms of the Agreement, the Company will sell to Buyer substantially all of the Company's assets related to the Company's single user modem product offerings including accounts receivable, inventory, property and equipment, intellectual property, and other production and research and development assets (the "Modem Business"). Additionally, the Company issued to the Buyer a Warrant to

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES
purchase up to 425,000 shares of the Company's Common Stock at $1.0003 per share. In consideration for these assets, the Buyer will assume certain of the Company's liabilities related to the Modem Business, including all product warranty, upgrade and support liabilities, as well as related accounts payable obligations. The Buyer shall pay to the Company $10.0 million in cash, payable in installments. Upon the close of the transaction the Buyer will deliver an initial payment of $4.0 million and a non-interest bearing promissory note for $6.0 million payable in two equal installments on September 30, 1998 and December 31, 1998. Shareholder approval was required for the completion of the transaction. Such approval was obtained at a Special Meeting of Stockholders of the Company, and the transaction closed on June 18, 1998 (the "Closing Date"). The transaction will be accounted for as an asset sale in the first quarter of fiscal 1999.

  In conjunction with the closing of the transaction, the Company's line of credit (see Note 4) was suspended as the sale included most of the assets securing the line. The Company is currently negotiating a new line of credit.

Note 11. Unaudited Pro Forma Consolidated Financial Data--Sale Of Modem
Business

  Unaudited Pro Forma Consolidated Financial Data. The following unaudited pro forma condensed consolidated balance sheet at March 31, 1998, and the discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1998 give pro forma effect to the estimated financial impact of the sale of the Modem Business. The pro forma condensed consolidated balance sheet at March 31, 1998 gives pro forma effect to the sale of the Modem Business as if the transaction it contemplates was consummated on March 31, 1998. The discussion of the unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended March 31, 1998 present the results of operations of the Company as if the transaction contemplated in the sale of the Modem Business occurred on April 1, 1997.

  The pro forma information is based on the historical consolidated financial statements of the Company giving effect to the assumptions and adjustments set forth in the following notes and discussions. The overall assumption has been made that the effect of the sale of the Modem Business would have been to transfer the substantial majority of the Company's products and operating activities and associated revenues, assets (excluding cash and any tax related benefits) and liabilities, and a significant amount of related expenses to the Buyer. The Company would have retained primarily its OneWorld, FaxWorks Pro and Pro LAN, FocalPoint and NewsCatcher products, the development efforts associated with its new family of communications server products and corporate general and administrative activities, and associated revenues, expenses, assets and liabilities, henceforth referred to as the "Retained Business".

  The unaudited pro forma condensed financial data and discussions have been prepared by Company management and are not necessarily indicative of how the Company's balance sheet and operating results would have been presented had the transaction contemplated in the Agreement been consummated on the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and statements of operations for any future period.

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

 Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                                      March 31, 1998
                                             ----------------------------------
                                              Company    Pro Forma    Pro Forma
                                             Historical Adjustments    Results
                                             ---------- -----------   ---------
                                                      (in thousands)
                   ASSETS
                   ------
Current assets:
  Cash and cash equivalents.................  $  3,097    $ 4,000 (A) $  7,097
  Accounts receivable, net..................     8,160     (7,845)(B)      315
  Inventories, net..........................     2,351     (2,351)(B)      --
  Notes receivable..........................       --       5,860 (A)    5,860
  Other current assets......................       253        (83)(B)      170
                                              --------    -------     --------
    Total curent assets.....................    13,861       (419)      13,442
Property and equipment, net.................     4,049     (1,376)(C)    2,673
Other assets................................        63                      63
                                              --------    -------     --------
    Total assets............................  $ 17,973    $(1,795)    $ 16,178
                                              ========    =======     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable..........................  $  7,625    $(6,666)(D) $    959
  Accrued and other liabilities.............     6,003     (1,888)(E)    4,115
                                              --------    -------     --------
    Total current liabilities...............    13,628     (8,554)       5,074
Stockholders' equity:
  Common stock..............................        17                      17
  Additional paid-in capital................    43,246        234 (F)   43,480
  Retained earnings (accumulated deficit)...   (38,918)     6,525 (F)  (32,393)
                                              --------    -------     --------
    Total stockholders' equity..............     4,345      6,759       11,104
                                              --------    -------     --------
    Total liabilities and stockholders'
     equity.................................  $ 17,973    $(1,795)    $ 16,178
                                              ========    =======     ========

--------
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A) The Company will receive consideration of $10.0 million on the Closing Date. The consideration will be in the form of $4.0 million in cash on the Closing Date, and a Promissory Note for $6.0, of which $3.0 million is payable on September 30, 1998 and $3.0 million on December 31, 1998. As the note is non-interested bearing, its value has been discounted assuming a rate of 6% per annum

  These pro forma calculations assume that had the transaction been consummated on March 31, 1998 the purchase price would not have been reduced based upon the net current asset position at that time.

(B) As stipulated in the Agreement, the Buyer will purchase all of the Company's current assets related to its Modem Business with the exception of cash, tax assets, assets related to the Retained Business and certain corporate assets. This adjustment represents the net value of those assets which would have been transferred to the Buyer as well as the elimination of certain reserves associated with those assets as they would no longer be required by the Company.

(C) The Agreement stipulates that the Buyer will purchase Property and Equipment associated with the Company's Modem Business as well as that associated with the Company's facility in Sunnyvale, California if Buyer elects to assume the lease (the Buyer has elected not to assume the lease). This adjustment represents an estimate of the net book value of the Property and Equipment that is to be transferred to the Buyer.

(D) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the Accounts Payable portion of those liabilities which would have been assumed by the Buyer as well as certain other liabilities which would not have been assumed by the Buyer that would have been eliminated by the consummation of the transaction.

(E) As stipulated in the Agreement, the Buyer will assume all of the Company's liabilities related to its Modem Business with the exception of employee related liabilities, tax liabilities, liabilities related to the Retained Business and certain corporate liabilities. This adjustment represents the net value of the Accrued and other portions of those liabilities which would have been assumed by the Buyer as well as certain other liabilities which would not have been assumed by the Buyer that would have been eliminated by the consummation of the transaction. In addition, this adjustment includes an accrual of $1.4 million for estimated expenses related to the transaction.

(F) This adjustment represents the amount of the gain that would have been realized had the transaction been consummated on March 31, 1998, including assumed valuation of the warrant issued to the Buyer. No income tax expense associated with the gain has been assumed, given the Company's available tax benefits. The actual amount of the gain will not be determined until after the actual Closing Date and will be accounted for in the first quarter of fiscal 1999. While the Company expects to realize a substantial gain upon closing the transaction, that gain may be materially different than the amount of this pro forma adjustment.

  Discussion of the Unaudited Pro Forma Condensed Consolidated Statements of Operations Data. The assets being purchased by the Buyer include products which represent the overwhelming majority of the Company's consolidated revenues. For the year ended March 31, 1998 these products accounted for approximately 95% of the Company's reported net revenues. Had the transactions contemplated in the Agreement been consummated on April 1, 1997, the Company's net revenues would have been reduced by approximately these amounts.

  Similarly, these products represent the overwhelming majority of the Company's gross profit. For the year ended March 31, 1998 these products accounted for approximately 88% of the Company's reported gross profit. Had the transactions contemplated in the Agreement been consummated on April 1, 1997, the Company's gross profits would have been reduced by these amounts.

  The operations of the Modem Business being sold to the Buyer are not separate from, nor are they accounted for separately from, the other activities of the Company. There are numerous instances of shared resources including facilities, management, systems, development, marketing and sales personnel and corporate general and administrative functions. Therefore, the Company is unable to accurately estimate the operating expenses associated with the assets being purchased by the Buyer.

  The aforementioned operating results also do not consider the amount of any gain or loss on the transaction itself that would have been realized had the transaction been consummated on April 1, 1997. The Company expects to realize a substantial gain upon closing, however that gain may be materially different than that estimated in these pro forma statements.

                                                                     SCHEDULE II

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                                        Year end March 31,
                                                     --------------------------
                                                      1998      1997     1996
                                                     -------  --------  -------
                                                          (In thousands)
Allowance for returns and doubtful accounts
  Balance beginning of period....................... $ 6,388  $  1,854  $ 1,807
  Additions charged to costs and expenses...........   1,387    20,090    8,268
  Deductions........................................  (6,465)  (15,556)  (8,221)
                                                     -------  --------  -------
  Balance end of period............................. $ 1,310  $  6,388  $ 1,854
                                                     =======  ========  =======
Warranty and other product-related obligations
  Balance beginning of period....................... $ 2,090  $  1,503  $ 1,559
  Additions charged to costs and expenses...........   1,855     2,774    4,479
  Deductions........................................  (1,086)   (2,187)  (4,535)
                                                     -------  --------  -------
  Balance end of period............................. $ 2,859  $  2,090  $ 1,503
                                                     =======  ========  =======

ITEM 9. Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.

  Not applicable.

                                                                           A-41
                                   PART III

ITEM 10. Directors and Executive Officers of the Company.

  The Company's definitive Proxy Statement will be filed with the Securities and Exchange Commission in Connection with the solicitation of proxies for the Company's Annual Meeting of Stockholders to be held on August 20, 1998 (the "Proxy Statement"). Certain information required by this item is incorporated by reference from the information contained in the Proxy Statement under the caption "Election of Directors." For information regarding executive officers of the Company, see Part I of this Form 10-K under the caption "Executive Officers of the Company."

ITEM 11. Executive Compensation.

  The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Executive Compensation" and is incorporated by reference herein.

ITEM 12. Security Ownership of Certain Beneficial Owners and Management.

  The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Security Ownership of Certain Beneficial Owners and Management" and is incorporated by reference herein.

ITEM 13. Certain Relationships and Related Transactions.

  The information required by this item will be contained in the Company's definitive Proxy Statement under the caption "Certain Transactions" and is incorporated by reference herein.

A-42
                                    PART IV

ITEM 14. Exhibits, Financial Statement Schedule, and Reports on Form 8-K.

  (a) Financial Statements and Schedule

  The Financial Statements and Schedule filed as part of this Annual Report on Form 10-K are listed in the index under Item 8.

  (b) Reports on Form 8-K

  No reports on Form 8-K were filed by the Company during the quarter ended March 31, 1998.

  (c) Exhibits

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                  Description of Document                       Page
 -------                 -----------------------                   ------------
   2.1   Asset Purchase Agreement by and among Boca Global Inc.,
          Boca Research, Inc. and the Company, dated as of March
          31, 1998

   3.1   Amended and Restated Certificate of Incorporation of
          OneWorld Systems, Inc.

   3.2   Form of Bylaws of Global Village Communication Delaware         *

   4.1   Reference is made to Exhibits 3.1 through 3.2                   *

   4.2   Amended and Restated Investor Rights Agreements among           *
          the Company and certain other person named therein,
          dated as of May 26, 1992

   4.3   Employee Shareholder Agreement between the Company and          *
          certain stockholders of the Company, as amended, and
          related schedule

   4.4   Common Stock Purchase Agreement between the Company and         *
          other parties named therein, dated as of October 2,
          1989

   4.5   Series A Junior Preferred Stock Exchange Agreement              *
          between the Company and other parties named therein,
          dated as of May 14, 1991

   4.6   Series B Preferred Stock Purchase Agreement between the         *
          Company and other parties named therein, dated as of
          May 14, 1991

   4.7   Warrant to Purchase 31,395 Shares of Series B Preferred         *
          granted by the Company to Dominion Ventures, dated as
          of November 27, 1991

   4.8   Series C Preferred Stock Purchase Agreement between the         *
          Company and other parties named therein, dated as of
          May 26, 1992

  10.1   Form of Indemnity Agreement entered into between the            *
          Company and its directors and officers, with related
          schedules

  10.2   1991 Stock Option Plan, as amended (the "Option Plan")          *

  10.3   Form of Incentive Stock Option under the Option Plan            *

  10.4   Form of Supplemental Stock Option under the Option Plan         *

  10.5   1993 Employee Stock Purchase Plan                               *

  10.10  Distribution Agreement between the Company and Ingram           *
          Micro, dated as of February 16, 1993

  10.12  1994 Non-Employee Directors' Stock Option Plan,                 *
          including Form of Supplemental Stock Option

                                                                           A-43

                                                                  Sequentially
 Exhibit                                                            Numbered
 Number                  Description of Document                      Page
 -------                 -----------------------                  ------------

 10.16++ Lease Agreement between Herman Christensen Jr. and             *
          Raymond P. Christensen and the Company dated July 14,
          1994

 10.17++ Management Incentive Plan

 23.1    Consent of KPMG Peat Marwick LLP

 25.1    Power of Attorney (see page 37 of Form 10-K)

 27.1    Financial Data Schedule

--------
 * Filed as a exhibit to the Registrant's Registration Statement of Form S-1 (Registration No 33-73878 as amended) and incorporate by reference hereby.

 + The Company has received confidential treatment with respect to portions of these Exhibits.

++ The Company has requested confidential treatment with respect to portions of this document.

A-44
                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Company has duly caused this Form 10-K Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized on June 29, 1998.

                                          OneWorld Systems, Inc.

                                                    /s/ Neil Selvin
                                          By: _________________________________
                                                        Neil Selvin
                                                 President, Chief Executive
                                                    Officer and Director

                               Power of Attorney

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Selvin and Marc E. Linden jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to the Form 10-K Annual Report, and to file the same, with exhibits thereto and other documents in connections therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

     /s/ Leonard A. Lehmann          Chairman of the Board          June 29, 1998
____________________________________
         Leonard A. Lehmann

        /s/ Neil Selvin              President, Chief Executive     June 29, 1998
____________________________________  Officer and Director
            Neil Selvin               (Principle Executive
                                      Officer)

       /s/ Marc E. Linden            Senior Vice President and      June 29, 1998
____________________________________  Chief Financial Officer
           Marc E. Linden             (Principle Financial and
                                      Accounting Officer)

      /s/ Kevin R. Compton           Director                       June 29, 1998
____________________________________
          Kevin R. Compton

      /s/ Eugene Eidenberg           Director                       June 29, 1998
____________________________________
          Eugene Eidenberg

     /s/ Kenneth A. Goldman          Director                       June 29, 1998
____________________________________
         Kenneth A. Goldman

                      [This page intentionally left blank]

                                                                        ANNEX B

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended December 31, 1998

                                      or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

  For the transition period from                to

                       Commission File Number: 000-23260

                               ----------------

                            OneWorld Systems, Inc.
            (Exact name of registrant as specified in its charter)

                  Delaware                                       94-3095680
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                             1144 East Arques Ave.
                              Sunnyvale, CA 94086
         (Address of principal executive offices, including zip code)

                                (408) 523-1100
             (Registrant's telephone number, including area code)

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  The number of shares of Common Stock outstanding as of January 31, 1999 was 17,432,325.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             ONEWORLD SYSTEMS, INC.

                                   FORM 10-Q

                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1998

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Part I. Financial Information

  Item 1. Condensed Consolidated Financial Statements........................    3

          Condensed Consolidated Balance Sheets as of December 31, 1998 and
           March 31, 1998....................................................    3

          Condensed Consolidated Statements of Operations for the three and
           nine months ended December 31, 1998 and 1997.....................     4

          Condensed Consolidated Statements of Cash Flows for the nine
           months ended December 31, 1998 and 1997...........................    5

          Notes to Condensed Consolidated Financial Statements...............    6

  Item 2. Management's Discussion and Analysis of Financial Condition and
           Results of Operations.............................................    9
Part II. Other Information

  Item 1. Legal Proceedings..................................................   18

  Item 2. Changes in Securities/Recent Sales of Unregistered Securities......   18

  Item 3. Defaults Upon Senior Securities....................................   18

  Item 4. Submission of Matters to a Vote of Security Holders................   18

  Item 5. Other Information..................................................   18

  Item 6. Exhibits and Reports on Form 8-K...................................   18

Signatures...................................................................   19

                         PART I. Financial Information

Item 1. Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (unaudited)

                                                          December 31, March 31,
                                                              1998       1998
                                                          ------------ ---------
                         ASSETS
                         ------
Current assets                                               $1,203     $ 3,097
  Cash and cash equivalents..............................
  Note receivable from Boca Research, Inc. ..............     2,955         --
  Accounts receivable, net...............................       118       8,160
  Inventories, net.......................................       191       2,351
  Other current assets...................................       161         253
                                                             ------     -------
    Total current assets.................................     4,628      13,861
Property and equiment, net...............................       316       4,049
Other assets.............................................        63          63
                                                             ------     -------
    Total assets.........................................    $5,007     $17,973
                                                             ======     =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities                                          $  960     $ 7,625
  Accounts payable.......................................
  Accrued and other liabilities..........................     2,093       6,003
                                                             ------     -------
    Total current liabilities............................     3,053      13,628
Stockholders' equity.....................................     1,954       4,345
                                                             ------     -------
    Total liabilities and stockholders' equity...........    $5,007     $17,973
                                                             ======     =======


     See accompanying Notes to Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)
                                  (unaudited)

                                              Three months       Nine months
                                             ended December    ended December
                                                   31,               31,
                                             ----------------  ----------------
                                              1998     1997     1998     1997
                                             -------  -------  -------  -------
Net revenue................................  $   122  $16,185  $12,840  $49,192
Cost of revenue............................       64   11,358    9,742   33,712
                                             -------  -------  -------  -------
  Gross profit.............................       58    4,827    3,098   15,480
                                             -------  -------  -------  -------
Operating expenses:
  Research and development.................      850    2,099    4,469    7,243
  Sales, general and administrative........    1,584    4,446    7,168   13,900
  Restructuring costs......................      --       --       404      --
                                             -------  -------  -------  -------
    Total operating expenses...............    2,434    6,545   12,041   21,143
                                             -------  -------  -------  -------
    Loss from operations...................   (2,376)  (1,718)  (8,943)  (5,663)
                                             -------  -------  -------  -------
Other income, net:
  Gain on sale of modem operations.........      --       --     6,128      --
  Gain on sale of investments..............      --       --       --     1,617
  Other income, net........................       61      111      166      412
                                             -------  -------  -------  -------
    Total other income, net................       61      111    6,294    2,029
                                             -------  -------  -------  -------
  Loss before income taxes.................   (2,315)  (1,607)  (2,649)  (3,634)
  Income tax benefit.......................      --       --        22      --
                                             -------  -------  -------  -------
    Loss from continuing operations........   (2,315)  (1,607)  (2,627)  (3,634)
                                             -------  -------  -------  -------
Discontinued operations:
  Income from discontinued operations......      --       --        90      --
  Gain on disposal of discontinued
   operations, net of income taxes.........      --     1,331      --     1,331
                                             -------  -------  -------  -------
Net loss...................................  $(2,315) $  (276) $(2,537) $(2,303)
                                             =======  =======  =======  =======
Basis per share data:
  Loss per share from continuing
   operations..............................  $ (0.13) $ (0.09) $ (0.15) $ (0.21)
  Income per share from discontinued
   operations..............................      --      0.07     0.01     0.07
                                             -------  -------  -------  -------
    Net loss per share.....................  $ (0.13) $ (0.02) $ (0.14) $ (0.14)
                                             =======  =======  =======  =======
Diluted per share data:
  Loss per share from continuing
   operations..............................  $ (0.13) $ (0.09) $ (0.15) $ (0.21)
  Income per share from discontinued
   operations..............................      --      0.07     0.01     0.07
                                             -------  -------  -------  -------
    Net loss per share.....................  $ (0.13) $ (0.02) $ (0.14) $ (0.14)
                                             =======  =======  =======  =======
Shares used in computing per share amounts:
  Basic....................................   17,179   16,981   17,174   16,965
  Diluted..................................   17,179   16,981   17,174   16,965

     See accompanying Notes to Condensed Consolidated Financial Statements

                             ONEWORLD SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                  (unaudited)

                                                                                         Nine months
                                                                                       ended December
                                                                                             31,
                                                                                       ----------------
                                                                                        1998     1997
                                                                                       -------  -------
Operating activities:
Net loss.............................................................................. $(2,537) $(2,303)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.......................................................     691    2,512
  Gain on sale of modem operations....................................................  (6,128)     --
  Gain on sale of investments.........................................................     --    (1,617)
  Loss on disposal of property and equipment..........................................       2      121
  Changed in operating activities:
    Accounts receivable, net..........................................................  (1,007)  (5,078)
    Inventories.......................................................................      28     (811)
    Income taxes......................................................................     --     7,665
    Other current assets..............................................................      31     (145)
    Accounts payable..................................................................     910   (4,218)
    Accrued and other liabilities.....................................................    (671)  (1,476)
                                                                                       -------  -------
Net cash used in operating activities of:
  Continuing operations...............................................................  (8,681)  (5,350)
  Discontinued operations.............................................................    (184)     (55)
                                                                                       -------  -------
    Net cash used in opertating activities............................................  (8,865)  (5,405)
                                                                                       =======  =======
Investing activities:
Proceeds from sale of modem operations................................................   7,000      --
Proceeds from sale of investments.....................................................     --     5,660
Proceeds from sale of property and equipment..........................................      28      --
Purchases of property and equipment...................................................     (66)    (303)
Other assets..........................................................................     --        84
                                                                                       -------  -------
    Net cash provided by investing activites..........................................   6,962    5,441
                                                                                       =======  =======
Financing activities:
Proceeds from issue of common stock...................................................       9      141
Repayments under line of credit.......................................................     --    (4,241)
                                                                                       -------  -------
    Net cash used in financing activities.............................................       9   (4,100)
                                                                                       =======  =======
Net decrease in cash and cash equivalents.............................................  (1,894)  (4,064)
Cash and cash equivalents at beginning of period......................................   3,097    9,687
                                                                                       -------  -------
Cash and cash equivalents at end of period............................................ $ 1,203  $ 5,623
                                                                                       =======  =======
Supplemental disclosures
Cash paid during the period for:
  Interest............................................................................ $   206  $   172
  Income taxes........................................................................ $    19  $   --
Non-cash investing and financing acivities:
  Sale of modem operations in exchange for note receivable from Boca Research, Inc. .. $ 5,855  $   --
  Warrants issued to Boca Research, Inc. ............................................. $   140  $   --

     See accompanying Notes to Condensed Consolidated Financial Statements

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

  OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") provides simple, easy-to-use wide-area communication solutions to help businesses communicate efficiently and cost effectively. The Company designs, develops, manufactures and sells integrated client and server hardware and software solutions for the growing communication needs of small and medium-sized businesses and offices. The Company's recently released OneWorld 5000 communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access, and fax capabilities. Founded in 1989 as Global Village Communication, Inc., OneWorld Systems is the only supplier of communication solutions that integrate fax services, Internet and remote access for Windows and mixed Windows/Mac personal computer environments.

2. Summary of Significant Accounting Policies

  Basis of Presentation. The interim condensed consolidated financial statements as of December 31, 1998 and for the three and nine months ended December 31, 1998 and 1997, include all adjustments (consisting of only normal recurring adjustments) that in the opinion of management are necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Certain reclassifications have been made for consistent presentation. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto contained in the Company's Form 10-K for the fiscal year ended March 31, 1998.

  The Company's interim results are subject to fluctuation and in the past were largely based on sales from the Company's modem operations, which were sold in June 1998 (see note 5 of the Notes to Condensed Consolidated Financial Statements). As a result, the Company believes the results of operations for prior interim periods are not indicative of the results to be expected for any future period.

  Revenue Recognition. Revenue from the Company's OneWorld network communications servers is recognized when the product is shipped pursuant to an end-user order; that is, when product is shipped from a distributor to a value added reseller (VAR) or systems integrator, or when shipped directly to an end-user by OneWorld. Certain of the Company's products are subject to limited rights of return. Until such time as the Company has sufficient experience to accurately estimate product returns, the Company will defer revenue recognition until cash payment is received.

  Earnings Per Share. The Company adopted Statement of Financial Accounting Standards Board (SFAS) No. 128, "Earnings per Share" effective December 28, 1997. This pronouncement requires the presentation of both basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares include "in the money" stock options to the extent that such common equivalent shares are not anti-dilutive.

  Inventories. Inventories are stated at the lower of first-in, first-out cost or market. Finished goods consisted of onsight inventory and inventory at distributors. Inventories consisted of:

                                                          December 31, March 31,
                                                              1998       1998
                                                          ------------ ---------
                                                              (in thousands)
     Purchased parts.....................................     $--       $  --
     Work in process.....................................      --          --
     Finished goods......................................      191       2,351
                                                              ----      ------
       Total inventories.................................     $191      $2,351
                                                              ====      ======

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

3. Line of Credit

  The Company does not currently have a line of credit.

4. Discontinued Operations

  In the second quarter of fiscal 1997, the Company adopted a formal plan to discontinue its enterprise network server operation based in the United Kingdom (formerly, the Company's ISDN Division). The disposition of the division has been accounted for as a discontinued operation in accordance with Accounting Principles Board (APB) No. 30.

5. Sale of Modem Operations

  On June 18, 1998, the Company completed the sale of its modem operations to Boca Research, Inc. ("Boca"). Included in the sale were substantially all of the Company's assets related to the Company's single user modem and software product offerings. Additionally, the Company issued to Boca a five year Warrant to purchase up to 425,000 shares of the Company's Common Stock at approximately $1.00 per share. In consideration for these assets, Boca assumed certain of the Company's liabilities related to the modem operations, paid the Company $4.0 million in cash, and delivered a non-interest bearing promissory note for $6.0 million payable in two equal installments on September 30 and December 31, 1998, which was recorded at $5.855 million. The difference between the recorded value and the face value of the note is being recognized as interest income over the life of the note. The installment payment due on September 30, 1998 was received October 2, 1998. The balance due on this note as of December 31, 1998 was $2.955 million. The installment payment due on December 31, 1998 was renegotiated before its due date and pursuant to that agreement, the Company received $2.0 million on January 4, 1999 and a final payment of $800,000 on February 2, 1999. The remaining balance due of $200,000 will be offset in the fourth fiscal quarter against an equal amount due Boca by the Company pursuant to an agreement between the parties made at the time sale of the modem business was completed.

  During the quarter ended June 30, 1998, the Company recorded a net gain of $6.1 million, representing the full effect of the sale of the modem operations to Boca. The assets purchased by Boca included products which represented the overwhelming majority of the Company's revenues and gross profit. These products did not contribute to the Company's reported net revenue or gross profit for the quarter ended December 31, 1998. For the nine months ended December 31, 1998, these products accounted for approximately 96% of the Company's reported net revenue and 91% of reported gross profit, and for the year ended March 31, 1998, these products accounted for approximately 95% of the Company's reported net revenue and approximately 88% of reported gross profit.

6. Restructuring Costs

  During the first quarter of fiscal 1999, the Company recorded a restructuring charge of approximately $404,000 comprised of additional one-time costs for severance and employee related costs (approximately $247,000), lease abandonment (approximately $88,000), and fixed asset write-offs (approximately $69,000) associated with the shift in business strategy and transition to OneWorld Systems. At December 31, 1998 the accrued restructure costs balance was approximately $144,000 comprised primarily of lease abandonment costs.

                    ONEWORLD SYSTEMS, INC. AND SUBSIDIARIES

7. Earnings Per Share

  The following table presents the calculation of basic and diluted earnings per share pursuant to SFAS No. 128:

                                            Three months       Nine months
                                           ended December    ended December
                                                 31,               31,
                                           ----------------  ----------------
                                            1998     1997     1998     1997
                                           -------  -------  -------  -------
                                           (in thousands, except per share
                                                        data)
   Net loss from continuing operations.... $(2,315) $(1,607) $(2,627) $(3,634)
   Income from discontinued operations....     --     1,331       90    1,331
                                           -------  -------  -------  -------
     Net loss............................. $(2,315) $  (276) $(2,537) $(2,303)
                                           =======  =======  =======  =======
   Weighted average shares used in:
     Basic per share computations.........  17,179   16,981   17,174   16,965
     Dilutive effect of stock options.....     --       --       --       --
                                           -------  -------  -------  -------
     Diluted per share computations.......  17,179   16,981   17,174   16,965
                                           =======  =======  =======  =======
   Anti-dilutive common stock equivalants
    not included in the diluted per share
    computations:
     "In the money"dilutive stock
      options.............................     105      313      165      362
                                           =======  =======  =======  =======
   Basic per share data:
     Loss per share from continuing
      operations.......................... $ (0.13) $ (0.09) $ (0.15) $ (0.21)
     Income per share from discontinued
      operations..........................     --      0.07     0.01     0.07
                                           -------  -------  -------  -------
     Net loss per share................... $ (0.13) $ (0.02) $ (0.14) $ (0.14)
                                           =======  =======  =======  =======
   Diluted per share data:
     Loss per share from continuing
      operations.......................... $ (0.13) $ (0.09) $ (0.15) $ (0.21)
     Income per share from discontinued
      operations..........................     --      0.07     0.01     0.07
                                           -------  -------  -------  -------
     Net loss per share................... $ (0.13) $ (0.02) $ (0.14) $ (0.14)
                                           =======  =======  =======  =======

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion should be read in conjunction with the attached condensed consolidated financial statements and notes thereto, and with the Company's audited consolidated financial statements and notes thereto for the fiscal year ended March 31, 1998. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in forward-looking statements as a result of the risk factors and other cautionary disclosures set forth below and elsewhere in this report.

Overview

  OneWorld Systems, Inc. ("OneWorld Systems" or the "Company") provides simple, easy-to-use wide-area communication solutions to help businesses communicate efficiently and cost effectively. The Company designs, develops, manufactures and sells integrated client and server hardware and software solutions for the growing communication needs of small and medium-sized businesses and offices. The Company's recently released OneWorld network communications servers are designed to be versatile, easy-to-use, cost-effective and expandable solutions that combine Internet access and routing, remote access, on-line service access, and fax capabilities. Founded in 1989 as Global Village Communication, Inc., OneWorld Systems is the only supplier of communication solutions that integrate fax services, Internet and remote access for Windows and mixed Windows/Mac personal computer environments.

  On March 31, 1998, the Company announced an agreement to sell its modem operations to Boca Research, Inc. ("Boca") and unveiled a new corporate strategy focusing on wide-area data communications for the small and medium-sized office. The transaction closed June 18, 1998, and the Company changed its name to OneWorld Systems, Inc. at that time.

  Upon the close of the transaction, the Company ceased selling individual use modems or other individual use communications systems. These products represented substantially all of the Company's revenue during the first quarter of fiscal 1999 and prior fiscal years.

  The Company's primary source of revenue in the future will be from its newly released OneWorld network communications server product line. The Company does not expect to be profitable in the short-term, nor can there be any assurance that the Company will ever achieve profitability.

  The OneWorld family of network communications servers provide the major data communications functions required by small businesses, including sending and receiving faxes; Internet access and routing so that the entire office has access to the Internet (not just one PC in the office); modem pooling so that the entire office can share modems and access on-line services from any desk at anytime; and remote access so that employees can dial into the office network from home or on the road. In addition, the OneWorld family of network communications servers is the first product of its kind to offer all these capabilities simultaneously to both Windows and Macintosh users.

  The Company began shipping the OneWorld 5000 Suite server in late September 1998. In October, 1998 the Company began shipping the OneWorld 5000 Fax Server and the OneWorld 5000 Remote Access Server. The Company's planned shipment of other versions and enhancements of its server products is dependent upon the completion of the development of these products. The Company may have difficulty resolving product development issues, or any other issues that may arise, in a timely manner, which could delay the planned shipment of additions to the OneWorld network communications server product line. Commercial acceptance of these products is dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards, performance of the Company's distributors and suppliers, and announcements by the Company's competitors. Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. OneWorld products will not be sold through the same channels as the Company's modem products were sold. Consequently, the Company has been required to establish new distribution channels, including expanding the Company's VAR channel. There can be no assurance that the Company will be successful in maintaining and expanding an effective distribution channel for its new products. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

  In the past, the industry in which the Company competed was subject to short product life cycles. As a result, the Company traditionally experienced a reduction in the average selling prices of its products as the time from product introduction elapsed. There can be no assurances that similar pricing pressures will not lead to reductions in average selling prices of the Company's new servers.

  The Company intends to ship products within a short period after receipt of an order, consequently, the Company does not expect to have a material backlog of unfilled orders, and revenue in any quarter will be substantially dependent on shipments and/or orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse impact on the Company's results of operations and liquidity. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

  In addition, announcements by the Company's competitors of new products with the potential to replace products developed by the Company may cause customers to defer purchasing the Company's products, which could have a material adverse effect on the Company's results of operations. As a result of changing technology and market factors, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. While the Company has written down inventory that it considers to be excess or obsolete, there can be no assurance that the Company's write downs will be adequate, and a material increase in such write-downs and returns over historical rates would have a material adverse effect on the Company's results of operations and working capital. There can be no assurance that the Company will be successful in developing new products or enhancing its current products on a timely basis, or that such new products or product enhancements will achieve market acceptance.

Net Revenue

  On June 18, 1998, the Company sold its modem operations to Boca Research. The modem operations accounted for substantially all of the Company's revenue in the current and previous fiscal years. Consequently, the comparisons below should not be relied upon as predictors of future performance.

  Net revenue includes revenue from gross shipments, licenses and royalties, less reserves for returns and allowances.

                                                        Three
                                                       months
                                                        ended     Nine months
                                                      December       ended
                                                         31,     December 31,
                                                     ----------- -------------
                                                     1998  1997   1998   1997
                                                     ---- ------ ------ ------
                                                      (dollars in thousands)
     Total net revenue.............................. 122  16,185 12,840 49,192
                                                     ===  ====== ====== ======
     Percent decrease compared to prior fiscal year
      period........................................     -99%         -74%

  The decrease in net revenue for the third quarter of fiscal 1999 and the nine months ended December 31, 1998 as compared to the same period in fiscal 1998 was primarily attributable to the Company's sale of its modem operations. The Company sold no modem business products after the close of the transaction with Boca Research on June 18, 1998. Net revenue for the three month period ended December 31, 1998 was attributable to sale of the Company's legacy products as well as sale of the Company's new OneWorld network communications servers. In addition, during the quarter there was a benefit to revenue associated with higher than anticipated sell through and lower than expected returns of the Company's FaxWorks Pro LAN products which were formally discontinued during the quarter.

  During the quarter ended December 31, 1998, the Company's largest customer accounted for approximately 29% of the Company's net revenue.

  There was no International net revenue for the third quarter ended December 31, 1998, a decrease from $2.2 million or 14% of net revenue for the third quarter of fiscal 1998. For the nine month period ended December 31, 1998 international revenue decreased 2% to $6.2 million or 48% of net revenues from $6.3 million or 13% of net revenues for the same period in fiscal 1998. The decrease in international revenue in both periods was primarily due to the Company's sale of its modem operations during the first quarter of fiscal 1999. The Company is concentrating its launch of its new OneWorld 5000 server in the United States and Canada only. Therefore, the Company does not anticipate significant international net revenues in the near future. The preceding sentence discussing the anticipated levels of international revenue is a forward-looking statement.

  Revenue reserves and allowances are established for estimated future returns due to end-user returns, stock balancing and discontinued and nonsellable products based on the Company's past experience and internal forecasts. There can be no assurance that the Company's historical experience regarding returns and allowances will continue or that its projections will prove accurate. If the Company experiences returns in excess of its reserves, the Company's results of operations could be materially, adversely effected.

Cost and Expenses

  On June 18, 1998, the Company sold its modem operations to Boca Research. The modem operations accounted for substantially all of the Company's gross profit and a significant portion of its research and development, marketing and sales, and general and administrative expenses during the prior fiscal year. Consequently, the comparisons below should not be relied upon as predictors of future performance.

Gross Profit

  Cost of revenue primarily consisted of cost of materials, contract manufacturing costs, manufacturing overhead expenses, royalty payments and warranty expenses. The Company's gross profit as a percentage of net revenue was:

                                     Three months ended    Nine months ended
                                        December 31,         December 31,
                                     ------------------    ------------------
                                       1998       1997       1998      1997
                                     --------- ----------  --------  --------
                                                (in thousands)
     Net revenue....................     122       16,185    12,840    49,192
     Cost of revenue................      64       11,358     9,742    33,712
                                     -------   ----------  --------  --------
     Gross profit...................      58        4,827     3,098    15,480
                                     -------   ----------  --------  --------
     Gross profit percentage of net
      revenue.......................      48%          30%       24%       31%
                                     -------   ----------  --------  --------

  The gross margin increase in the third quarter of fiscal 1999 as compared to the third quarter of fiscal 1998 is primarily due to the shift to higher margin software and server products sold during the quarter compared to the relatively lower margin modem products sold in the same period of fiscal 1998. During the quarter ended December 31, 1998 there was a benefit to gross margin associated with higher than anticipated sell through and lower than expected returns of the Company's FaxWorks Pro LAN products which were formally discontinued during the quarter. The gross profit margin decrease between the nine months ended December 31, 1998 compared to the nine months ended December 31, 1997 was primarily attributable to price reductions on certain of the Company's modem products sold during the first fiscal quarter of 1999, an increase in lower margin OEM modem business sold during the first fiscal quarter of 1999, and one-time costs associated with the transition to OneWorld Systems. Gross profit margins are likely to fluctuate as a result of the sales mix between lower and higher margin products, changes in distribution channels, as well as changes in component and production costs, price reductions and reserve requirements.

Expenses

  Operating expenses were comprised of the following:

                          Three months ended December
                                      31,              Nine months ended December 31,
                         ----------------------------- -------------------------------
                              1998           1997           1998            1997
                         -------------- -------------- --------------- ---------------
                               % of net       % of net        % of net        % of net
                           $   revenue    $   revenue    $    revenue    $    revenue
                         ----- -------- ----- -------- ------ -------- ------ --------
                                            (dollars in thousands)
Research and
 development............   850   697%   2,099    13%    4,469    35%    7,243    15%
Marketing and sales.....   777   637%   3,634    22%    4,412    34%   10,637    22%
General and
 administrative.........   807   661%     812     5%    2,756    21%    3,263     7%
Restructure costs.......   --     --%     --     --%      404     3%      --     --%
                         -----          -----          ------          ------
  Total operating
   expenses............. 2,434          6,545          12,041          21,143
                         =====          =====          ======          ======

Research and Development

  Research and development expenses for the third quarter of fiscal 1999 decreased 60% compared to the third quarter of fiscal 1998. Research and development expenses decreased 38% for the nine months ended December 31, 1998 as compared to the same nine month period in the prior fiscal year. The decrease in research and development expenses is primarily related to reductions in headcount and manufacturing support costs resulting from the sale of the Company's modem operations to Boca Research.

  Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, in compliance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." Historically, software development has been substantially completed concurrently with the establishment of technological feasibility, and, accordingly, no costs have been capitalized to date.

Marketing and Sales

  Marketing and sales expenses decreased 79% between the third quarter of fiscal 1999 and the third quarter of fiscal 1998, and decreased 59% when comparing the nine month periods ended December 31 of each year presented. The decline in fiscal 1999 expenses was primarily attributable to a reduction in advertising and promotion expenses, as well as, a reduction in personnel costs associated with the sale of the modem operations to Boca Research.

General and Administrative

  General and administrative expenses decreased 1% when comparing the quarterly results for the third quarter of fiscal 1999 to the third quarter of fiscal 1998 and 16% when comparing the results for the nine month period ended December 31, 1998 to the nine month period ended December 31, 1997. The decrease was primarily attributable to a reduction in personnel costs associated with the sale of the modem operations.

Restructuring Costs

  On March 31, 1998, the Company announced a fundamental shift in business strategy to refocus its efforts on its new line of communication servers for small and medium size offices and a change of its name to OneWorld Systems, Inc. During the first fiscal quarter of 1999, the Company recorded a restructuring charge of approximately $404,000 associated with the transition to OneWorld Systems (see note 6 of the Notes to Condensed Consolidated Financial Statements).

Net Other Income

                                                                  Nine months ended December
                          Three months ended December 31,                     31,
                         --------------------------------------- -----------------------------
                               1998                1997               1998           1997
                         ------------------- ------------------- -------------- --------------
                                  % of net            % of net         % of net       % of net
                           $      revenue      $      revenue      $   revenue    $   revenue
                         ------- ----------- ------- ----------- ----- -------- ----- --------
                                             (dollars in thousands)
Other income, net
Gain on sale of modem
 business...............     --         --%      --         --%  6,128    48%     --     --%
Gain on sale of
 investments............     --         --%      --         --%    --     --%   1,617     3%
Other income, net.......      61        --%      111         1%    166     1%     412     1%
                         -------             -------             -----          -----
  Total other income,
   net..................      61                 111             6,294          2,029
                         =======             =======             =====          =====

  Other net income for the three and nine month periods ended December 31, 1998 consisted primarily of imputed interest income on the note receivable from Boca Research. Net other income in the nine month period ended December 31, 1998 included a net gain on sale of the Company's modem operations of $6.1 million recorded during the quarter ended June 30, 1998. On June 18, 1998, the Company completed the sale of its modem operations to Boca Research (see note 5 of the Notes to Condensed Consolidated Financial Statements).

  Additionally, other net income for the nine month period ended December 31, 1997 included a net gain on the sale of the Company's investments in GlobalCenter, Inc. and AirMedia, Inc.

  The effective tax rate for the third quarter of fiscal 1999 was zero, unchanged from the third quarter of fiscal 1998. The effective tax rate for the nine month period ended December 31, 1998 was 1%, an increase from zero for the nine month period ended December 31, 1997. The increase relates to refunds of prior periods state income taxes.

Liquidity and Capital Resources

  The Company's cash and cash equivalents totaled $1.2 million at December 31, 1998, representing 24% of total assets. The Company's working capital was $1.6 million at December 31, 1998 as compared to $0.2 million at March 31, 1998, an increase of $1.4 million. The increase in working capital was primarily attributable to the receipt of proceeds and elimination of certain liabilities associated with the sale of the modem operations to Boca Research.

  At December 31, 1998, the Company's principal source of liquidity was $1.2 million in cash and future receipts from of the note receivable from Boca Research, Inc. (see note 5 of the Notes to Condensed Consolidated Financial Statements).

  During December 1998, the Company and Boca Research reached an agreement to restructure the remaining obligations owing to the Company whereby the Company would receive $2.0 million on January 4, 1999 and the balance of the note, on February 2, 1999. The Company received both these payments as scheduled (also see note 5 of the Notes to Condensed Consolidated Financial Statements).

  The Company does not expect fiscal 1999 capital expenditures to exceed historical levels and may possibly be reduced. During the past several quarters, the Company has experienced significant negative cash flows from operations. To meet its cash needs, the Company will require additional sources of capital. The Company may be required to issue additional debt or equity securities which could substantially dilute the ownership of existing stockholders. There can be no assurances that the Company will be successful in raising additional capital, or doing so on terms which will be favorable or acceptable to the Company. Any shortfall in funding could result in the Company having to curtail its current operations, the introduction or development of new products and its entry into new markets, any of which could have an immediate material adverse affect on the Company's business, financial condition and results of operations. The Company's funding requirements may change at any time due to various factors, including the Company's operating results, the results and timing of the Company's launch of new products and services, the market acceptance of these new products, the Company's ability to reduce or control various operating expenses through cost containment measures or operating reductions, the success of the Company's marketing efforts, technological advances and competition.

Year 2000 Issues

  The Company is aware of the potential risk of Year 2000 software failures. The Company has commenced, but not yet completed, its evaluation of the Year 2000 issue and is in the process of identifying the areas in which the Company may have exposure in the systems utilized by the Company to operate its business, systems used by key suppliers and customers, and OneWorld produced products.

  The Company has assessed the impact on its corporate information system for Year 2000 issues and has determined that the Company's current information system will not accommodate dates after 1999. The Company plans to adopt a new system or upgrade its existing system within the next 12 months. Although the Company has not yet purchased the new system, it believes that the cost will not exceed $200,000. The Company does not expect delays in the implementation of a new information system, however, there is a risk of not having sufficient time and internal and external human resources to be fully operational on a new business information system in a timely manner. The Company is exploring an interim solution should the December 31, 1999 deadline not be achievable. The Company believes that the transition to a new system or the implementation of an interim solution will not cause any material disruption in its business.

  Additionally, the Company is in the process of reviewing the Year 2000 exposure with its customers, suppliers and other business partners. There can be no assurance made that all the systems of its customers, suppliers and other business partners will be Year 2000 compliant on a timely basis, or at all. If these third parties' systems are not compliant, the Company could experience delays in customers orders or in obtaining supplies, materials and finished products from the Company's vendors.

  The Company has commenced efforts to ensure that all products that the Company currently produces will be fully Year 2000 compliant. The Company believes that any costs incurred to bring its products into compliance will not have a material impact on its financial position, results of operation or cash flows. There can be no assurances, however, that non-year 2000 compliant products would not result in the loss of or delay in market acceptance of the Company's products.

Certain Factors Which May Affect Future Performance

  In addition to the other information in this Quarterly Report, one should carefully consider the following factors in evaluating the Company.

Product Development and Technological Change

  The Company believes that its future success will depend on its ability to develop new products on a timely and cost-effective basis that meet changing customer needs and respond to emerging industry standards and other technological changes. In particular, the Company must adapt its products to the evolving technological standards of the various computer platforms and new technical standards resulting from increases in data transmission speed and wireless communication. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences or any significant delay in product development or introduction would have a material adverse effect on the Company's results of operations. Due in part to the factors described above, the Company is subject to the risk that its inventories may rapidly become obsolete or that the Company may carry quantities of certain products that exceed current or projected demand. In addition, products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments resulting in a delay in market acceptance or a recall of such products.

Market Anticipation of New Products or Technologies

  Since the environment in which the Company operates is characterized by rapid new product and technology introductions and generally falling prices for existing products, the Company's customers may from time to time postpone purchases in anticipation of such new product introductions or lower prices. If such anticipated changes are viewed as significant by the market, then this may have the effect of temporarily slowing overall market demand and negatively impacting the Company's operating results.

Competition

  The market for the Company's products is intensely competitive and is characterized by rapidly changing technology, evolving industry communication standards and frequent new product introductions. The Company's OneWorld fax server products compete primarily with dedicated fax servers, stand-alone fax machines, electronic mail, centralized fax systems produced by independent manufacturers such as Right Fax, Omtool, Castelle, as well as printer vendors, including Apple and NEC, which offer fax capabilities with some of their products. The Company's OneWorld Remote Access, Suite, Network Modem and Combo servers compete with the same products in the fax server category, as well as with remote access server router and modem pool products produced by competitors such as Cisco Systems, Shiva, 3COM, and others. Other companies in the personal computer industry could seek to expand their product offerings by designing and selling products using competitive technology that could render obsolete or have a material adverse effect on sales of the Company's future products.

  Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. Accordingly, there can be no assurance that the Company will be able to provide products that compare favorably with the products of the Company's competitors or that competitive pressures will not require the Company to reduce its prices. Any material reduction in the price of the Company's products could negatively affect gross profit as a percentage of net revenue and could require the Company to increase unit sales in order to maintain net revenue. There can be no assurance, however, that the Company would be able to increase its unit sales or make up for a short fall. Any failure to increase unit sales or make up for a shortfall in net revenue would have a material adverse effect on the Company's financial condition and results of operations.

Dependence on Manufacturers

  Historically, the Company purchased fully manufactured and tested units from a "turnkey" manufacturing subcontractor. The Company continues to utilize this manufacturing strategy for its new family of OneWorld network communications servers. The Company believes that there are a number of alternative contract manufacturers that could produce the Company's products. However, it could take a significant period of time and result in significant additional expense to qualify an alternative subcontractor and commence manufacturing in the event of a reduction or interruption of production. Therefore, the Company is highly dependent, on a short-term basis, on its continued relationship with its "turnkey" manufacturing subcontractor and any reduction, interruption, or termination of this relationship could have a material adverse effect on the operating results of the Company. Components and manufacturing services from the Company's suppliers are obtained on an as-needed basis.

  The Company has been, and will continue to be, dependent on sole or limited source suppliers for certain key components used in its products, particularly chip sets designed and manufactured by Rockwell International and Motorola. The Company generally purchases sole or limited source components pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with its sole or limited source suppliers. Certain component suppliers, such as Rockwell, are also modem manufacturers and, accordingly, could elect to satisfy their internal supply requirements rather than the Company's purchase requirements. The Company at times in the past has experienced delays in product development and difficulties in manufacturing sufficient product to meet demand due to the inability of certain suppliers to meet the Company's volume and schedule requirements. There can be no assurance that the Company's suppliers will be able to meet the Company's requirements for key components and failure to meet such requirements in the future could have a material adverse effect on the Company's results of operations.

Reliance on Value Added Resellers

  The Company distributes its new OneWorld network communications servers through national and regional value added resellers (VARs) and corporate resellers, particularly those with a focus on serving the small and medium size office market. The Company intends to increase the number of VARs by launching VAR recruiting, training and support programs. There can be no assurance that the Company will be successful in attracting existing or new VARs to distribute these products, or that the VAR channel will be a successful distribution channel for the OneWorld network product family. Failure to attract these VARs or their inability to sell the products would cause sales of such products to be below Company expectations, and the Company's business, financial condition and results of operations would be materially adversely affected.

Dependence on Key Personnel

  The Company's future success depends to a significant extent on its senior management and other key employees, including key development personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's results of operations. The Company believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the computer industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. If the Company were to fail to replace or retain its key employees or attract additional key employees, the Company's results of operations could be materially adversely effected

Intellectual Property and Proprietary Rights

  The Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company has no patents or patent applications pending. The Company seeks to protect its hardware, software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company seeks to protect its brand names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

  The Company believes that, due to the rapid pace of innovation within the communications software industry, the Company's success in establishing and maintaining a technological leadership position is likely to depend more upon the technological and creative skills of its personnel, continued innovation, its marketing skills and customer support than on the various legal means of protecting its existing technology.

  The Company is aware of products in addition to its own that are marketed under the trademark "OneWorld." There can be no assurance that litigation with respect to these trademarks will not be instituted by any third parties. If any such litigation were successful, the Company could be required to pay damages and cease all use of a particular trademark. There can be no assurance that any loss of the right to use a trademark would not reduce sales of the Company's products. In any event, even if the Company were successful in any such litigation, the legal and other costs associated with such litigation could be substantial. As is customary in the Company's industry, the Company from time to time receives communications from third parties asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties or seeking indemnification against such infringement. There can be no assurance that any such claims would not result in protracted and costly litigation. The Company anticipates that the duration of its trademarks will be perpetual.

Volatility of Stock Price

  The market price of the Company's Common Stock has been volatile and trading volumes have been relatively low. Factors such as variations in the Company's revenue, operating results and cash flow and announcements of technological innovations or price reductions by the Company, its competitors, or providers of alternative products could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock markets have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  The Company has been notified by Nasdaq that it does not meet certain requirements for continued listing on the Nasdaq National Market. The Company has attended a hearing where it presented a compliance plan to address these deficiencies in listing requirements and is currently awaiting a decision by Nasdaq. Any delisting action has been stayed pending the outcome of this hearing. Delisting from the Nasdaq National Market could result in a lower average trading volume of the Company's Common Stock, which in turn could lead to an increase in stock price volatility.

Anti-Takeover Provisions

  The Company's Board of Director's has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company.

Furthermore, certain provision of the Company's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock.

Uncertain International Demand

  The Company is concentrating its launch of its new OneWorld network server only in the United States and Canada and currently has no near term plans for addressing other international markets for these products. If the Company were to offer the OneWorld network communications server internationally, there can be no assurance that the Company will be able to attain international demand for its products or that the Company's distributors will be able to effectively meet that demand. Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations and distributors, potentially adverse tax consequences, repatriation of earnings, the burdens of complying with a wide variety of foreign laws and changes in demand resulting from fluctuations in exchange rates. In addition, the laws of certain foreign countries do not provide protection for the Company's intellectual property to the same extent as do the laws of the United States.

                           Part II. Other Information

Item 1. Legal Proceedings--Not applicable.

Item 2. Changes in Securities/Recent Sales of Unregistered Securities--Not applicable

Item 3. Defaults Upon Senior Securities--Not applicable.

Item 4. Submission of Matters to a Vote of Security Holders--Not applicable.

Item 5. Other Information--Not applicable.

Item 6. Exhibits and Reports on Form 8-K

  (a) Exhibits

    27.1  Financial Data Schedule

  (b) Reports on Form 8-K

    The Company has not filed any reports on Form 8-K during the quarter ended December 31, 1998.

                                   SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ONEWORLD SYSTEMS, INC.

 Date: February 12, 1999                            /s/ Neil Selvin
                                                  ___________________________________________
                                                    (Principle Executive Officer)

 Date: February 12, 1999                            /s/ Marc E. Linden
                                                  ___________________________________________
                                                    Senior Vice President Finance and
                                                    Chief Financial Officer
                                                    (Principle Financial and Accounting
                                                  Officer)

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                         ANNEX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported) February 24, 1999

                             OneWorld Systems, Inc.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                      000-23260                      94-3095680
 (State or Other Jurisdiction     (Commission File Number)           (I.R.S. Employer
      of Incorporation)                                            Identification No.)

   1144 East Arques Avenue, Sunnyvale, CA                          94086
  (Address of Principal Executive Offices)                       (Zip Code)

                                 (408) 523-1100
              (Registrant's Telephone Number, Including Area Code)

         (Former name or former address, if changed since last report.)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

  On February 24, 1999, March 3, 1999 and March 10, 1999, OneWorld Systems, Inc. issued the press releases which are attached hereto as exhibits.

   Exhibit 5.1 Press Release issued February 24, 1999--OneWorld Systems Reports
                Delisting from Nasdaq Stock Market

   Exhibit 5.2 Press Release issued March 3, 1999--OneWorld Systems Announces
                $10 Million In New Financing

   Exhibit 5.3 Press Release issued March 10, 1999--OneWorld Systems Closes $10
                Million in Financing

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ONEWORLD SYSTEMS, INC.

                                                    /s/ Neil Selvin
                                          By: _________________________________
                                                       Neil Selvin
                                              President and Chief Executive
                                                         Officer
                                              (Principal Executive Officer)

Date: March 11, 1999

                                 EXHIBIT INDEX

                                                                 Sequentially
                                                                   Numbered
 Document                                                            Page
 --------                                                        ------------
   5.1    Press Release issued February 24, 1999 OneWorld              3
           Systems Reports Delisting from Nasdaq Stock Market

   5.2    Press Release issued March 3, 1999 OneWorld Systems          4
           Announces $10 Million In New Financing

   5.3    Press Release issued March 10, 1999 OneWorld Systems         8
           Closes $10 Million in Financing

                                                                    EXHIBIT 5.1

                            [OneWorld Systems Logo]

FOR IMMEDIATE RELEASE

Contact:
  Heidi Palmer
  OneWorld Systems, Inc.
  Phone: (408)523-2204
  Email: heidi palmer@oneworldsystems.com

          OneWorld Systems Reports Delisting from Nasdaq Stock Market

  SUNNYVALE, Calif.,--February 24, 1999--OneWorld Systems,(TM) Inc. (Nasdaq:
OWLD) reported today that it has been notified of Nasdaq's decision to delist the company's Common Stock from the Nasdaq National Market(TM) due to the failure to meet certain listing requirements. Such notice was received today following the close of the market and is effective immediately. The Company anticipates the trading of its Common Stock will transition to the Over the Counter (OTC) Bulletin Board.

 About OneWorld Systems

  OneWorld Systems, Inc. is headquartered in Sunnyvale, California and develops and manufactures products that enhance and simplify wide-area data communications for the small and medium size office markets. OneWorldTM 5000 Communications Servers are designed to be versatile, easy to use, cost-effective and expandable as small offices grow. For more information, visit the company's website at http://www.oneworldsystems.com, or call toll-free in North America at 1-877-697-2677.

                                     # # #

  Note to Editors: OneWorld is a registered trademark and OneWorld Systems and the OneWorld Systems logo are trademarks of OneWorld Systems, Inc., which may be registered in some countries. All other brand names and trademarks mentioned in this document are properties of their respective owners.

                                                                    EXHIBIT 5.2

                            [OneWorld Systems Logo]

FOR IMMEDIATE RELEASE

Contact:
  Heidi Palmer
  OneWorld Systems, Inc.
  Phone: (408)523-2204
  Email: heidi palmer@oneworldsystems.com

            ONEWORLD SYSTEMS ANNOUNCES $10 MILLION IN NEW FINANCING Integral Capital Partners and Hambrecht & Quist Are Lead Investors

  SUNNYVALE, Calif.,--March 3, 1999--OneWorld Systems,(TM) Inc. (OTCBB: OWLD) announced today that it will receive $10 million in financing from Integral Capital Partners, a leading technology investment firm based in Menlo Park, California, and from Hambrecht & Quist, a leading investor and underwriter for technology growth companies. Kevin Compton, partner at Kleiner Perkins Caufield & Byers, is also participating in this financing.

  In a private placement, the company is selling 620,000 Units at a cost of approximately $16.30 per unit. Each Unit consists of 13 shares of newly issued and unregistered Common Stock, and 5 shares of newly issued and unregistered Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10 shares of the Company's Common Stock. The transaction is expected to close in the next few days upon the routine exchange of final documents.

  "Our investment approach is to invest in companies that are in exploding market segments and who are changing the rules of the game," said Roger McNamee, general partner of Integral Capital Partners. "According to IDC/LINK, there are over 1.1 million small businesses with local area networks and that number is expected to double by the year 2001. OneWorld Systems has a long-standing history of making communications products that are more integrated and fundamentally easier to use than competing products. Armed with hot new products and a new team of investors, OneWorld is poised to rewrite the rules in small business data communications," McNamee added.

OneWorld Systems Closes $10 Million in New Financing

  "Hambrecht & Quist, making its first investment from its new Access Technology Partners, L.P. fund, is excited about the investment and business opportunity represented by OneWorld Systems," said Daniel H. Case III, Chairman and CEO, Hambrecht & Quist. "We believe in OneWorld's products and the market opportunity they have to provide sophisticated 'big business' communications solutions without the 'big business' costs and complexities. We think that the management team understands the unique network communications needs of small business and believe that OneWorld's servers can, and will, be widely adopted," Case added.

  "The OneWorld Systems management team has the knowledge and depth of experience to make the company a market leader in the small business network communications segment," said Kevin Compton, partner at Kleiner Perkins Caufield & Byers, and a member of the company's Board of Directors since 1992. "The OneWorld Network Communications Server products are designed specifically for small business, have the capabilities that small businesses require today, and provide a platform for growth and scalability. This infusion of capital will boost OneWorld Systems' ability to capture the attention, and sales, of the small business as they enter a new, more sophisticated stage of communications for their growing businesses," Compton added.

  "We are extremely pleased to have such prestigious financial investors as Integral Capital and Hambrecht & Quist," said Neil Selvin, president and chief executive officer, OneWorld Systems. "This additional financing will fuel our growth and allow us to continue to expand our channel sales, marketing and R&D efforts. We anticipate implementing new channel partner programs, increasing direct marketing activities and developing awareness building campaigns over the next year. We are executing our business plan and look forward to working closely with our new investors," said Selvin.

  "We have already experienced success in several small business vertical markets, including such diverse industries as advertising agencies and state and local government. For example, premier advertising agencies such as Goodby, Silverstein & Partners in San Francisco and TBWA Chiat/Day Toronto, have adopted the OneWorld Network Communications Server for their wide area communications needs. In the government market, The City of Stockton, California and the Riverside County (California) Transportation Commission have adopted the OneWorld server for remote access and fax communications. The unique capabilities of the OneWorld products will give each of these organizations the ability to expand services, increase communications speed, and add user support as they continue to grow," said Selvin.

OneWorld Systems Closes $10 Million in New Financing

 OneWorld Servers Provide Big Business Communications without the Big Business Costs

  The OneWorld Network Communications Server product family has several unique features that implement communications technologies specifically with the needs of the growing office in mind:

  Versatile--A company can choose the communications services that are needed now (desktop faxing, remote access, Internet access and/or network modem) and upgrade to additional communications services as they need them.

  Expandable--Equipped with four 56K analog modems in all models, the OneWorld servers are expandable to eight 56K analog modems, ISDN or T1 connectivity as a company's needs grow.

  In addition, the OneWorld Network Communications Servers includes several features that reflect the company's attention to a small business' sensitivity to capital costs and monthly expenses:

  Multi-function Server--Because the OneWorld Servers integrate multiple communications functions into one product, it costs dramatically less than purchasing individual fax, remote access, Internet routing and network modem equipment. Some estimates indicate that the OneWorld Servers are half the price of what a collection of competitive, single-function solutions cost.

  Dynamic Port Allocation--By dynamically sharing analog telephone lines among all fax, remote access, Internet routing and data communications traffic, fewer phone lines are needed and are used more efficiently instead of being dedicated to one type of function and sitting idle when not being used by that function.

  Client Software--Small businesses don't want to pay again and again to increase the number of users of a product as their business grows. The award-winning FaxWorksTM and GlobalFaxTM fax software applications are included at no extra charge, with unlimited client usage.

  Client Support--The OneWorld Network Communications Servers are the only full function communications servers to support all of the key communications functions for both Windows and Macintosh users on the network.

OneWorld Systems Closes $10 Million in New Financing

  Administration Software--Small businesses don't always have the expertise, or the time, to learn multiple administration software packages for all of their communications equipment. The OneWorld servers are easy to administer through a single, intuitive, user interface that lets a network administrator add, delete or modify all communications services for all users all in one place.

  All-inclusive--The OneWorld Network Communications Servers include all the hardware, software and modems needed to get started. Businesses just need to provide the phone lines!

 About OneWorld Systems

  OneWorld Systems, Inc. is headquartered in Sunnyvale, California and develops and manufactures products that enhance and simplify wide-area data communications for the small and medium size office markets. OneWorld Network Communications Servers combine desktop faxing, remote access and Internet access in a single server and are designed to be versatile, easy to use, cost-effective and expandable as small offices grow. Formerly known as Global Village Communication, the company is traded on the Over The Counter Bulletin Board (OTCBB) under the ticker symbol OWLD. For more information, visit the company's website at http://www.oneworldsystems.com.

  Portions of this news release contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties.

  The Company has no significant revenues at present and is incurring losses. In order to market its products successfully, the Company will have to develop and expand its Value-Added Reseller channel. Commercial acceptance of the Company's products is also dependent on certain factors including the Company's sales and marketing efforts, technical reviews by third parties, introductions of new technologies or standards, performance of the Company's distributors and suppliers and announcements by the Company's competitors. Many of the Company's competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. In addition, the Company may face pricing pressure, which could lead to reductions in the average sales prices for the Company's products and could have a material adverse effect on gross margins. There is no assurance that the Company will ever achieve significant revenues or profitability.

                                     # # #

  Note to Editors: OneWorld is a registered trademark and OneWorld Systems and the OneWorld Systems logo are trademarks of OneWorld Systems, Inc., which may be registered in some countries. All other brand names and trademarks mentioned in this document are properties of their respective owners.

                                                                    EXHIBIT 5.3

                            [OneWorld Systems Logo]

FOR IMMEDIATE RELEASE

Contact:
  Heidi Palmer
  OneWorld Systems, Inc.
  Phone: (408)523-2204
  Email: heidi palmer@oneworldsystems.com

               ONEWORLD SYSTEMS CLOSES $10 MILLION IN FINANCING

  SUNNYVALE, Calif.,--March 10, 1999--OneWorld Systems(TM), Inc. announced today that it has closed its $10 million financing from Integral Capital Partners, a leading technology investment firm based in Menlo Park, California, and from Hambrecht & Quist, a leading investor and underwriter for technology growth companies. Kevin Compton, partner at Kleiner Perkins Caufield & Byers, also participated in this financing.

  In the private placement, the company sold 620,000 Units at a cost of $16.30 per Unit. Each Unit consisted of 13 shares of newly issued and unregistered Common Stock, and 5 shares of newly issued and unregistered Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 10 shares of the Company's Common Stock.

 About OneWorld Systems

  OneWorld Systems, Inc. is headquartered in Sunnyvale, California and develops and manufactures products that enhance and simplify wide-area communications for the small and medium size office markets. OneWorld Network Communications Servers combine desktop faxing, remote access and Internet access in a single server and are designed to be versatile, easy to use, cost-effective and expandable as small offices grow. Formerly known as Global Village Communication, the company is traded on the Over The Counter Bulletin Board (OTCBB) under the ticker symbol OWLD. For more information, visit the company's website at http://www.oneworldsystems.com.

                                     # # #

  Note to Editors: OneWorld is a registered trademark and OneWorld Systems and the OneWorld Systems logo are trademarks of OneWorld Systems, Inc., which may be registered in some countries. All other brand names and trademarks are properties of their respective owners.


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                           OneWorld Systems, Inc.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy for the June 22, 1999 Special Meeting of Stockholders

The undersigned stockholder of OneWorld Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated May 20, 1999, and hereby appoints Neil Selvin and Marc Linden and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of OneWorld Systems, Inc., to be held on June 22, 1999 at 3:00 p.m., local time, at the Company's headquarters located at 1144 East Arques Avenue, Sunnyvale, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock and Series A Preferred Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

[X]  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSAL 1, AND IN THE DISCRETION OF THE PROXIES AS
TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  1. To approve alternative amendments to the Company's Certificate of Incorporation (only one of which will be implemented by the Board of Directors) to effectuate either a one-for-seven, one-for-ten, or one-for-fourteen reverse stock split with respect to all issued and outstanding shares of the Company's Common Stock. Please note that approval of this proposal will trigger automatic conversion of 50% of the outstanding shares of Series A Preferred Stock into Common Stock (which will represent 38% of the outstanding Common Stock after such conversion). For more information see the table on page 5 of the attached Proxy Statement.

       FOR [  ]           AGAINST [  ]           ABSTAIN [  ]

 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

       GRANT [  ]             WITHHOLD [  ]

[  ]  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

                         (Please sign exactly as your name appears on the stockholder list. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, sign in partnership name by authorized person.)


                         Dated: _________________________, 1999


                         __________________________________________________
                         Printed name of Stockholder(s)


                         __________________________________________________
                         Signature


                         __________________________________________________
                         Signature, if held jointly


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE